Exhibit (a)(1)(A)

OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS
FOR RESTRICTED STOCK UNITS

This document constitutes part of the prospectus relating
to the Limelight Networks, Inc. 2007 Equity Incentive Plan
and Amended and Restated 2003 Incentive Compensation Plan,
covering securities that have been registered under the Securities Act of 1933, as amended.

May 15, 2008

LIMELIGHT NETWORKS, INC.
Offer to Exchange Certain
Outstanding Options for Restricted Stock Units

This offer and withdrawal rights will expire at 5:00 p.m., Pacific Daylight Time,

on June 16, 2008 unless we extend them.

By this offer, Limelight Networks, Inc. and our subsidiaries or one of our affiliated companies (collectively referred to as “Limelight,” the “Company,” “we,” “our” or “us”) is giving you the opportunity to exchange some or all of your outstanding options that were granted after April 1, 2007, and were granted under our 2007 Equity Incentive Plan or Amended and Restated 2003 Incentive Compensation Plan, whether vested or unvested, for restricted stock units (the “Offer”). You may participate in this offer if you are an eligible employee of Limelight in Japan, the United Kingdom or the United States. Our executive officers and the members of our board of directors are not eligible employees and may not participate in the Offer. Restricted stock units are a promise by Limelight to issue shares of our common stock in the future provided the vesting criteria are satisfied.

If you participate in the offer, the number of restricted stock units you receive will depend on the number of eligible options that you exchange.

We will grant restricted stock units on the same U.S. business day on which we cancel the exchanged options (the “restricted stock unit grant date”). We expect the restricted stock unit grant date to be June 16, 2008. If the expiration date of the Offer is extended, the restricted stock unit grant date will be similarly delayed. The restricted stock units will be granted under the terms of the Company’s 2007 Equity Incentive Plan and the restricted stock unit agreement.

The vesting schedule of the restricted stock units is detailed in Section 9 of this Offer to Exchange Certain Outstanding Options for Restricted Stock Units (the “Offer to Exchange”). Vesting is conditioned upon your continued active service to the Company or one of its subsidiaries through each applicable vesting date.

Our common stock is traded on the Nasdaq Global Market under the symbol “LLNW.” On May 14, 2008, the closing price of our common stock was $2.85 per share. You should evaluate the risks related to our business, our common stock, and this offer, and review current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See “Risks of Participating in the Offer” beginning on page 10 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

If you choose to participate in the offer, you must deliver a completed election form via facsimile, e-mail (via PDF or similar imaged document file) or by hand delivery before 5:00 p.m., Pacific Daylight Time, on June 16, 2008 to the Company’s Human Resources representative, Kate Garcia, at:

Limelight Networks, Inc.
2220 W. 14th Street
Tempe, Arizona 85281
Fax: 602-850-5242
E-mail: kgarcia@llnw.com

Only responses that are complete, signed and actually received by the Company’s Human Resources representative by the deadline will be accepted. Limelight intends to confirm the receipt of your election form and/or any withdrawal form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, it is your responsibility to confirm that we have received your election form and/or withdrawal form. Responses submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other Offer documents to the Company’s Human Resources representative, Kate Garcia, at:

Limelight Networks, Inc.
2220 W. 14th Street
Tempe, Arizona 85281
Fax: 602-850-5242
E-mail: kgarcia@llnw.com

Offer to Exchange dated May 15, 2008

You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the restricted stock units in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

i

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer. You should carefully read this entire Offer to Exchange, the accompanying letter from Jeffrey W. Lunsford, our President, Chief Executive Officer and Chairman, dated May 15, 2008, and the election and withdrawal forms together with their associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find more complete information with respect to these topics.

Q1.	What is the offer?

A1.	This offer is a voluntary opportunity for eligible employees to exchange outstanding eligible options that were granted after April 1, 2007 and were granted under the Plans (as defined below) for restricted stock units.

The following are some terms that are frequently used in this Offer to Exchange.

Terms Used in This Offer to Exchange

• “cancellation date” refers to the same U.S. business day as the expiration date. This is the date when exchanged options will be cancelled. We expect that the cancellation date will be June 16, 2008. If the expiration date is extended, then the cancellation date will be similarly delayed.

• “common stock” refers to the Company’s common stock.

• “eligible employee” refers to an employee of Limelight (which, for purposes of this offer, includes all subsidiaries or affiliates of Limelight) in Japan, the United Kingdom or the United States as of the commencement of the offer and the cancellation date. Our executive officers and the members of our board of directors are not eligible employees and may not participate in the offer.

• “eligible options” refers to options that were granted after April 1, 2007 and were granted under any of the Plans and remain outstanding and unexercised as of the expiration date.

• “exchanged options” refers to all options that you exchange pursuant to this offer.

• “executive officers” refers to those officers of Limelight listed on Schedule A to this Offer to Exchange.

• “expiration date” refers to the date that this offer expires. We expect that the expiration date will be June 16, 2008 at 5:00 p.m., Pacific Daylight Time. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

• “offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period will commence on May 15, 2008 and we expect it to end at 5:00 p.m., Pacific Daylight Time, on June 16, 2008.

• “Offer to Exchange” refers to this Offer to Exchange Certain Outstanding Options for Restricted Stock Units.

• “Plans” refers to our 2007 Equity Incentive Plan and Amended and Restated 2003 Incentive Compensation Plan. Each of the Plans is also referred to as a “Plan.”

• “restricted stock unit grant date” refers to the date that is the same U.S. business date as the expiration date and the cancellation date. This is the date when restricted stock units will be granted. We expect that the restricted stock unit grant date will be June 16, 2008. If the expiration date is extended, then the restricted stock unit grant date will be similarly delayed.

• “restricted stock units” refers to the restricted stock units issued pursuant to this offer that replace your exchanged options. Restricted stock units are promises by Limelight to issue shares of its common stock in the future provided the vesting criteria are satisfied. Restricted stock units granted in connection with the offer will be granted on the restricted stock unit grant date pursuant to the Company’s 2007 Equity

Incentive Plan and subject to the terms and conditions of a restricted stock unit agreement between you and the Company.

Q2.	Why is Limelight making this offer?

A2.	We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “out of the money.” By making this offer, we intend to provide eligible employees with the opportunity to receive restricted stock units that have a greater retention value because such restricted stock units are more certain to provide a return than the out of the money options. (See Section 3, beginning on page 25)

Q3.	Are you making any recommendation as to whether I should exchange my eligible options?

A3.	No. We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your eligible options in this offer will be a challenging one for many employees. The program does carry risk (see “Risks of Participating in the Offer” beginning on page 10 for information regarding some of these risks), and there are no guarantees that you would not ultimately receive greater value from your eligible options than from the restricted stock units you will receive in exchange. As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant, and/or financial advisor. (See Section 3, beginning on page 25)

Q4.	How do I participate in this offer?

A4.	If you choose to participate in this offer, you must do the following before 5:00 p.m., Pacific Daylight Time, on the expiration date, currently expected to be June 16, 2008.

.	1. Properly complete and sign the attached election form.

.	2. Deliver the completed and signed election form via facsimile, e-mail (via PDF or similar imaged document file) or by hand delivery to the Company’s Human Resources representative, Kate Garcia, at:

.	Limelight Networks, Inc.
2220 W. 14th Street
Tempe, Arizona 85281
Fax: 602-850-5242
E-mail: kgarcia@llnw.com

.	You should note that if you elect to exchange any eligible option grant in this offer, you must elect to exchange all shares subject to such eligible option grant. To help you recall your outstanding eligible options and give you the information necessary to make an informed decision, please refer to your Morgan Stanley account (https://www.msdw-spa.com/login/login.asp) which lists your outstanding option grants, the grant date of your options, the exercise price of your options and the number of outstanding shares subject to your outstanding options.

.	This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer. (See Section 4, beginning on page 26)

.	We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 6:00 a.m., Pacific Daylight Time, on the U.S. business day following the previously scheduled expiration date.

The delivery of all documents, including election forms, is at your risk. We intend to confirm the receipt of your election form and/or any withdrawal form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, it is your responsibility to confirm that we have received your election form and/or any withdrawal form. Only responses that are complete, signed and actually received by the Company’s Human Resources representative by the deadline will be accepted. Responses submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. (See Section 4, beginning on page 26)

Q5.	How many restricted stock units will I receive for the options that I exchange?

A5.	You will receive one restricted stock unit for every two (2) exchanged options. For purposes of this offer, including the exchange ratio, the term “option” generally refers to an option to purchase one (1) share of our common stock. For purposes of applying the exchange ratio, fractional restricted stock units will be rounded to the nearest whole restricted stock unit on a grant by grant basis (with fractional restricted stock units equal to point five (.5) rounded up to the nearest whole restricted stock unit).

Example

If you exchange 1,001 options, on the restricted stock unit grant date you will receive 501 restricted stock units. This is equal to the 1,001 options divided by 2 (the exchange ratio for exchanged options) and rounded to the nearest whole restricted stock unit.

Q6.	Who may participate in this offer?

A6.	You may participate in this offer if you are an eligible employee of Limelight in Japan, the United Kingdom or the United States, at the time of this offer and you remain an eligible employee of Limelight or a successor entity through the restricted stock unit grant date. Our executive officers and the members of our board of directors may not participate in the offer. (See Section 1, beginning on page 24)

Q7.	Which of my options are eligible?

A7.	Your eligible options are those options that were granted after April 1, 2007, were granted under the Plans and remain outstanding and unexercised as of the expiration date, currently expected to be June 16, 2008. To help you recall your outstanding eligible options and give you the information necessary to make an informed decision, please refer to your Morgan Stanley account (https://www.msdw-spa.com/login/login.asp) which lists your outstanding option grants, the grant date of your options, the exercise price of your options and the number of outstanding shares subject to your outstanding options. (See Section 2, beginning on page 25)

Q8.	Are there circumstances under which I would not be granted restricted stock units?

A8.	Yes. If, for any reason, you are no longer an employee of Limelight on the restricted stock unit grant date, you will not receive any restricted stock units. Instead, you will keep your current eligible options and they will vest, if applicable, and expire in accordance with their terms. Except as provided by applicable law, your employment with Limelight will remain “at-will” regardless of your participation in the offer and can be terminated by you or your employer at any time with or without cause or notice. (See Section 1, beginning on page 24)

Moreover, even if we accept your eligible options, we will not grant restricted stock units to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting restricted stock units as a result of changes in the SEC or Nasdaq rules. We do not anticipate any such prohibitions at this time. (See Section 13, beginning on page 37)

In addition, if you hold an option that expires after the commencement of, but before the cancellation of options under, this offer, that particular option is not eligible for exchange. As a result, if you hold options that expire before the currently scheduled cancellation date or, if we extend the offer such that the cancellation date is a later date and you hold options that expire before the rescheduled cancellation date, those options will not be eligible for exchange and such options will continue to be governed by their original terms. (See Section 15, beginning on page 39)

Q9.	Am I required to participate in this option exchange?

A9.	No. Participation in this offer is completely voluntary. (See Section 2, beginning on page 25)

Q10.	What will be the purchase price of my restricted stock units?

A10.	The purchase price of a restricted stock unit will be the par value of our common stock which is equal to $0.001 per share and the par value will be deemed paid by your past services rendered to Limelight. As a result, you do not have to make any cash payment to Limelight to receive your restricted stock units or the common stock upon vesting. (See Section 9, beginning on page 31)

Q11.	I am partially vested in my options; does the vesting of my options carry over to my restricted stock units?

A11.	No. The vesting of your eligible options does not carry over to your restricted stock units. Each restricted stock unit will vest in accordance with the vesting schedule described in Question and Answer 12 below.

Q12.	When will my restricted stock units vest?

A12.	Each restricted stock unit will vest according to the following vesting schedule, subject to your continuing to be an employee of Limelight through each relevant vesting date:

• None of the restricted stock units will be vested on the restricted stock unit grant date.

• 1/6th of the restricted stock units subject to the restricted stock unit grant will vest on December 1, 2008, and 1/6th of the restricted stock units subject to the restricted stock unit grant will vest every six (6) months thereafter, such that all restricted stock units granted in connection with this offer will be vested no later than June 1, 2011.

We expect the restricted stock unit grant date will be June 16, 2008. Vesting of your restricted stock units is subject to the following conditions:

• Vesting on any given vesting date is subject to your continued active service to Limelight or one of its subsidiaries through that vesting date. If your service with us terminates (for any reason or no reason) before your restricted stock units vest, your restricted stock units will expire unvested, and you will not be issued any shares of common stock pursuant to your restricted stock unit award.

• After the restricted stock units vest, continued active service is not required to retain the common stock issued under the restricted stock units.

• We will make minor modifications to the vesting schedule of any restricted stock units to eliminate fractional vesting (such that a whole number of restricted stock units will vest on each vesting date); this will be done by rounding up to the nearest whole number of restricted stock units that will vest on the first vesting date and, as necessary, rounding down on vesting dates thereafter such that all restricted stock units granted in connection with this offer will be vested no later than June 1, 2011. (See Section 9, beginning on page 31)

• U.K. recipients and their employer must execute a joint election form prior to vesting to shift the employer’s national insurance contribution to the employee.

Restricted stock units which do not vest will be forfeited to Limelight.

Q13.	If I participate in this offer, do I have to exchange all of my eligible options?

A13.	No. You may choose which of your outstanding eligible option grants you wish to exchange. However, please note that if you decide to exchange an eligible option grant, you must elect to exchange all shares subject to that eligible option grant. You should note that we are not accepting partial tenders of options unless that option is covered by a domestic relations order (or comparable legal document as the result of the end of a marriage) (See Question and Answer 14 below). This means that you may not elect to exchange only a portion of the shares covered by any particular option grant. However, you may elect to exchange the remaining portion of an option grant that you have partially exercised. (See Section 2, beginning on page 25)

Q14.	What happens if I have an option that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A14.	If you have an eligible option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that option, you may accept this offer with respect to the entire remaining outstanding portion of the option if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. Because you are the legal owner of the eligible option, Limelight will respect an election properly made by you and accepted by Limelight and will not be responsible to you or the beneficial owner of the eligible option for any errors made by you with respect to such an election.

Q15.	When will I receive restricted stock units?

A15.	You will receive restricted stock units when we grant the restricted stock units on the restricted stock unit grant date, which we expect will be June 16, 2008. Following the grant, your Morgan Stanley account will list your restricted stock units, in addition to your outstanding option grants, if any. Please refer to your Morgan Stanley account at https://www.msdw-spa.com/login/login.asp. If the expiration date is extended, the restricted stock unit grant date will be similarly delayed. You will receive your restricted stock unit agreement promptly after the expiration of the offer, which we expect will be June 16, 2008. You will receive the shares of common stock subject to the restricted stock unit award when and if your award vests. (See Section 6, beginning on page 28)

Q16.	When will my exchanged options be cancelled?

A16.	Your exchanged options will be cancelled on the same U.S. business day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be June 16, 2008 unless the offer period is extended. (See Section 6, beginning on page 28)

Q17.	Once I surrender my exchanged options, is there anything I must do to receive the restricted stock units?

A17.	No. Once your exchanged options have been cancelled, there is nothing that you must do to receive your restricted stock units. Your restricted stock units will be granted to you on the same day that the exchanged options are cancelled. We expect that the restricted stock unit grant date will be June 16, 2008. In order to receive the shares covered by the restricted stock unit grant, you will need to remain an employee through the applicable vesting date, as described in Question and Answer 12. (See Section 1, beginning on page 24)

Q18.	Do I need to exercise my restricted stock units in order to receive shares?

A18.	Unlike stock options, which you must exercise in order to receive the shares subject to the option, you do not need to exercise restricted stock units in order to receive shares. If your restricted stock units vest in accordance with the vesting schedule set forth in your restricted stock unit agreement, you automatically will receive the shares subject to the restricted stock units promptly thereafter. Restricted stock units that do not vest will be forfeited to Limelight.

Q19.	Can I exchange Limelight common stock that I acquired upon a prior exercise of Limelight options?

A19.	No. This offer relates only to outstanding Limelight options. You may not exchange Limelight common stock in this offer. (See Section 2, beginning on page 25)

Q20.	Will I be required to give up all of my rights under the cancelled options?

A20.	Yes. Once we have accepted your exchanged options, your exchanged options will be cancelled and you will no longer have any rights under those options. The rights that you will have in your restricted stock units are reflected in the Form of 2007 Equity Incentive Plan Restricted Stock Unit Agreement, attached to the Tender Offer Statement on Schedule TO as Exhibit (a)(1)(I). For employees who are residents of Japan or the United Kingdom, the rights that you will have in your restricted stock units are reflected in the Form of 2007 Equity Incentive Plan Restricted Stock Unit Agreement for Non-U.S. Employees, attached to the Tender Offer Statement on Schedule TO as Exhibit (a)(1)(J). We intend to cancel all exchanged options on the same U.S.

business day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be June 16, 2008. (See Section 6, beginning on page 28)

Q21.	Will the terms and conditions of my restricted stock units be the same as my exchanged options?

A21.	Restricted stock units are a different type of award than stock options, and so the terms and conditions of your restricted stock units will necessarily be different from your stock options. Further, your restricted stock units will be granted under the Company’s 2007 Equity Incentive Plan, while your exchanged options may have been granted under a different plan with different terms and conditions. However, such changes generally will not substantially and adversely affect your rights. (See Section 9, beginning on page 31)

Until your restricted stock units vest and you are issued shares in payment for the vested restricted stock units, you will not have any of the rights or privileges of a stockholder of Limelight. Once you have been issued the shares of common stock, you will have all of the rights and privileges of a stockholder with respect to those shares, including the right to vote and to receive dividends.

In addition, the tax treatment of the restricted stock units will differ significantly from the tax treatment of your options. Please see Question and Answer 25 and the remainder of this Offer to Exchange for further details.

Q22.	How do I determine whether my original stock option award will be more or less valuable than the restricted stock units being offered in the exchange?

A22.	The potential value of both stock option awards and restricted stock unit awards are dependent upon Limelight’s stock price. If the stock price appreciates enough, your original stock option award could ultimately be more valuable than the restricted stock units being offered. The degree of appreciation required for this to occur depends on the strike price of the stock options being exchanged. We have developed the table below as an example of the potential intrinsic values of sample stock option awards and the corresponding restricted stock unit awards under various stock price appreciation scenarios. The stock price appreciation scenarios in the example below are included solely for the purpose of comparing potential intrinsic values of stock option awards and corresponding restricted stock unit awards, and do not represent any projection, estimate, or expectation regarding Limelight’s stock price appreciation in the future. (See Risks of Participating in the Offer on page 10)

			Potential Intrinsic Value of the Awards Under Stock Price Appreciation Scenarios:
			Stock Price = $3.00		Stock Price = $8.00		Stock Price = $12.00		Stock Price = $18.00
				Value		Value		Value		Value
		Number of	Value	of	Value	of	Value	of	Value	of
	Example	Restricted	of	Restricted	of	Restricted	of	Restricted	of	Restricted
Stock Option	Number of	Stock	Stock	Stock	Stock	Stock	Stock	Stock	Stock	Stock
Strike Price	Stock Options	Units Offered	Options	Options	Options	Options	Options	Options	Options	Options

$ 6.39	1,000	500	$0	$1,500	$1,610	$4,000	$5,610	$6,000	$11,610	$9,000
$ 7.79	1,000	500	$0	$1,500	$210	$4,000	$4,210	$6,000	$10,210	$9,000
$11.00	1,000	500	$0	$1,500	$0	$4,000	$1,000	$6,000	$7,000	$9,000
$13.20	1,000	500	$0	$1,500	$0	$4,000	$0	$6,000	$4,800	$9,000
$15.00	1,000	500	$0	$1,500	$0	$4,000	$0	$6,000	$3,000	$9,000

Q23.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A23.	If you choose not to participate or your options are not accepted for exchange, your existing options will (i) remain outstanding until they expire by their terms, (ii) retain their current exercise price, (iii) retain their current vesting schedule and (iv) retain all of the other terms and conditions as set forth in the relevant agreement related to such stock option grant. (See Section 6, beginning on page 28)

Q24.	How does Limelight determine whether an option has been properly tendered?

A24.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options tendered for exchange that we determine are not in an appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn, subject to the terms of this offer. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election form and we will not incur any liability for failure to give any notice. (See Section 4, beginning on page 26)

Q25.	Will I have to pay taxes if I participate in the offer?

A25.	If you participate in the offer and are a U.S. taxpayer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or the restricted stock unit grant date. However, you normally will have taxable income when your restricted stock units vest, at which time Limelight typically will also have a tax withholding obligation. In order for you to be issued shares of common stock when your restricted stock units vest, you must make satisfactory arrangements with respect to the payment of income, employment and other taxes which Limelight determines must be withheld with respect to such shares. Although not obligated to do so, Morgan Stanley shall automatically sell a sufficient number of shares of our common stock issued when restricted stock units vest to satisfy the withholding obligation and transfer the proceeds from such sale to the Company to satisfy the withholding obligation. In addition, Limelight reserves the right to automatically redeem a sufficient number of shares of our common stock issued when restricted stock units vest to satisfy the withholding obligation. Limelight may also permit you to satisfy the tax withholding obligation by your payment of cash to us. You may also have taxable capital gain when you sell the shares underlying the restricted stock units. Note that the tax treatment of restricted stock units is significantly different from the tax treatment of your options and as a result of participating in the offer your tax liability could be higher than if you had kept your eligible options. (see Risks of Participating in the Offer on page 10) Please see Section 14 beginning on page 37 for a reminder of the general tax consequences associated with options.

If you participate in the offer and are a taxpayer in Japan or the United Kingdom, please refer to Schedule C or D of this Offer to Exchange for a description of the tax and social insurance consequences that may apply to you. If you are a U.K. taxpayer, you will be liable to pay income tax and employer’s and employee’s national insurance contributions at the time the restricted stock units vest, and although not obligated to do so, Morgan Stanley shall automatically sell a sufficient number of shares of our common stock issued when restricted stock units vest to satisfy the withholding obligation and transfer the proceeds from such sale to the Company to satisfy the withholding obligation. In addition, Limelight reserves the right to automatically redeem a sufficient number of shares of our common stock issued when restricted stock units vest to satisfy the withholding obligation.

You should consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there may be additional tax and social insurance consequences that may apply to you.

Q26.	What if Limelight is acquired by another company?

A26.	Although we are not currently anticipating any such merger or acquisition, in the ordinary course of business we evaluate acquisition opportunities, and if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the option plan under which they were granted and your option agreement. Further, if Limelight is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no restricted stock units in exchange for them. If Limelight is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the restricted stock units, including any adjustments to the purchase price or number of shares that will be subject to the restricted stock units. Under such circumstances, the type of security and the number of shares covered by your restricted stock unit award would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive restricted stock units covering more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the restricted stock units if no acquisition had occurred.

If we are acquired by or merge with another company, your exchanged options might be worth more than the restricted stock units that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options. (See Risks of Participating in the Offer on page 10)

Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the completion of this option exchange program. Termination of your active service to the Company for this or any other reason before the restricted stock unit grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any restricted stock units or other benefit for your tendered options.

If we are acquired after your tendered options have been accepted, cancelled, and exchanged for restricted stock units, your restricted stock units will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms of the Company’s 2007 Equity Incentive Plan and your new restricted stock unit agreement. (See Section 9, beginning on page 31)

Q27.	Will I receive a restricted stock unit agreement?

A27.	Yes. All restricted stock units will be subject to a restricted stock unit agreement between you and Limelight, as well as to the terms and conditions of the Company’s 2007 Equity Incentive Plan and any country-specific terms and conditions. A copy of the Company’s 2007 Equity Incentive Plan and the form of the restricted stock unit agreement under the Company’s 2007 Equity Incentive Plan is attached to the filing of this Offer to Exchange and is available on the SEC website at www.sec.gov. (See Section 9, beginning on page 31)

Q28.	Are there any conditions to this offer?

A28.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may do so at our discretion. (See Sections 2, beginning on page 25 and 7, beginning on page 29)

Q29.	If you extend the offer, how will you notify me?

A29.	If we extend this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Daylight Time, on the next U.S. business day following the previously scheduled expiration date. (See Sections 2, beginning on page 25 and 16, beginning on page 39)

Q30.	How will you notify me if the offer is changed?

A30.	If we change the offer, we will issue a press release, e-mail or other form of communication disclosing the change no later than 6:00 a.m., Pacific Daylight Time, on the next U.S. business day following the date on which we change the offer. (See Sections 2, beginning on page 25 and 16, beginning on page 39)

Q31.	Can I change my mind and withdraw from this offer?

A31.	Yes. You may change your mind after you have submitted an election form and withdraw some or all of your elected options from the offer at any time before the expiration date (expected to be June 16, 2008). If we extend the expiration date, you may withdraw your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. The exception to this rule is that if we have not accepted your properly tendered options by 9:00 p.m., Pacific Daylight Time, on July 14, 2008, you may withdraw your options at any time thereafter. (See Section 5, beginning on page 27)

Q32.	Can I change my mind about which options I want to exchange?

A32.	Yes. You may change your mind after you have submitted an election form and change the options you elect to exchange at any time before the expiration date by completing and submitting a withdrawal form to the Company’s Human Resources representative. If we extend the expiration date, you may change your election at any time until the extended offer expires. You may elect to exchange additional options, or you may choose to exchange fewer options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. Please be sure that any new election form you submit includes all the options with respect to which you want to accept this offer and is clearly dated after your last-submitted election or withdrawal form.

Q33.	How do I withdraw my election?

A33.	To withdraw your election, you must do the following before the expiration date:

1. Properly complete and sign the attached withdrawal form.

2.  Deliver the completed and attached withdrawal form via facsimile, e-mail (via PDF or similar imaged document file) or by hand delivery to the Company’s Human Resources representative, Kate Garcia, at:

Limelight Networks, Inc.
2220 W. 14th Street
Tempe, Arizona 85281
Fax: 602-850-5242
E-mail: kgarcia@llnw.com

(See Section 5, beginning on page 27)

Q34.	What if I withdraw my election and then decide again that I want to participate in this offer?

A34.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form before the expiration date that is signed and dated after the date of your withdrawal form. (See Question and Answer 4 and Section 5, beginning on page 27)

Q35.	Whom can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

A35.	You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other option exchange program documents to the Company’s Human Resources representative, Kate Garcia, at:

Limelight Networks, Inc. 2220 W. 14th Street Tempe, Arizona 85281 Fax: 602-850-5242 E-mail: kgarcia@llnw.com

(See Section 10, beginning on page 34)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks and uncertainties, including those described below. This description and the risk factors in our quarterly report on Form 10-Q for the three months ended March 31, 2008 filed with the SEC highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences in the United States and the non-U.S. tax schedules if you reside outside the U.S., as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

In addition, this offer and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding anticipated revenues and unit shipments, gross margins, operating expenses, inventory levels, tax rates, amortization of intangibles and stock-based compensation, liquidity and cash flow, business strategy, demand for our products, average selling prices, regional market growth, amount of sales to distributors and future competition. When used in this Offer to Exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “seek” and “plan” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors elsewhere in this Offer to Exchange. You should carefully consider these risks, in addition to the other information in this Offer to Exchange and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.

The following discussion should be read in conjunction with the financial statements attached as Schedule B, as well as our financial statements and notes to the financial statements included on our most recent annual report on Form 10-K and quarterly report on Form 10-Q. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.

Risks that are Specific to this Offer

If the price of our common stock increases after the date on which your options are cancelled, your cancelled options might be worth more than the restricted stock units that you receive in exchange for them.

Because the exchange ratio of this offer is one restricted stock unit for every two (2) exchanged options, it is possible that, at some point in the future, your old options would have been economically more valuable than the restricted stock units granted pursuant to this offer. For example, if you exchange an option for 1,000 shares with an exercise price of $8.79, you would receive 500 restricted stock units. Assume, for illustrative purposes only that the price of our common stock increases to $20.00 per share. Under this example, if you had kept your exchanged options and sold them at $20.00 per share, you would have realized pre-tax gain of $11,210, but if you exchanged your options and sold the shares subject to the restricted stock unit grant, you would only realize a pre-tax gain of $10,000.

If we are acquired by or merge with another company, your cancelled options might be worth more than the restricted stock units that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your employment terminates for any reason before your restricted stock units vest, you will not receive any value from your restricted stock units.

Your restricted stock units will not be vested on the restricted stock unit grant date.

The restricted stock units will be subject to a vesting schedule. If you do not remain a service provider through the date your restricted stock units vest, you will not receive those restricted stock units. Instead, your restricted stock units will expire immediately upon your termination. As a result, you will not receive full value from your restricted stock units.

Also, if you exchange eligible options that are vested in whole or in part, the vesting of your eligible options does not carry over to your restricted stock units. For example, if you exchanged a fully vested option grant for restricted stock units, and your employment with Limelight terminated prior to the first vesting date of your restricted stock units, your restricted stock units would expire immediately. If you did not exchange your fully vested option grant for restricted stock units in the offer, your option grant would continue to be governed by its terms and would be exercisable for a period following the termination of your employment with Limelight as provided in your option agreement.

Tax-Related Risks

Tax effects of restricted stock units for United States Taxpayers.

If you participate in the offer and are a U.S. taxpayer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange and on the restricted stock unit grant date. However, you generally will have taxable ordinary income when your restricted stock units vest, at which time Limelight will also generally have a tax withholding obligation. Although not obligated to do so, Morgan Stanley shall automatically sell a sufficient number of shares of our common stock issued when restricted stock units vest to satisfy the withholding obligation and transfer the proceeds from such sale to the Company to satisfy the withholding obligation. In addition, Limelight reserves the right to automatically redeem a sufficient number of shares of our common stock issued when restricted stock units vest to satisfy the withholding obligation. You may also have taxable capital gains when you sell the shares underlying the restricted stock unit. Note that the tax treatment of restricted stock units is significantly different from the tax treatment of your options and as a result of your participating in this offer, your tax liability could be higher than if you had kept your eligible options. Please see Section 14, beginning on page 37 of the Offer to Exchange for a reminder of the general tax consequences associated with options.

Tax effects of the exchange of options for restricted stock units for Japan Taxpayers.

If you participate in the offer and are a Japan taxpayer, the tax treatment of the cancellation of your options in exchange for restricted stock units is uncertain because there are no specific tax provisions related to such exchange. The tax authorities may consider the option cancellation a taxable event. Although not certain, under the current practice of the tax authorities, you will likely not be taxed with respect to the restricted stock unit. You likely will have taxable income when your restricted stock units vest and the shares are issued to you. It is your responsibility to report the income on your tax return and pay any tax liability in relation to the exchange or the restricted stock units. You also will have taxable income on any gain from the sale of shares underlying the restricted stock unit. Please see Schedule C of the Offer to Exchange for further details.

Tax effects of the exchange of options for restricted stock units for the United Kingdom Taxpayers.

If you are resident and ordinarily resident U.K. and you participate in the offer, you generally will not be required to recognize income for income tax or national insurance contribution purposes at the time of the cancellation of the option in exchange for the restricted stock unit grant. However, you will have taxable income on the value of the shares when your restricted stock units vest. In addition, you will be responsible for paying employees’ and employer’s national insurance contributions on the value of the shares at the time of vesting and will need to execute a joint election form with respect to the liability to pay your employer’s national insurance contributions. Although not obligated to do so, Morgan Stanley shall automatically sell a sufficient number of shares of our common stock issued when restricted stock units vest to satisfy the withholding obligation and transfer the proceeds from such sale to the Company to satisfy the withholding obligation. In addition, Limelight reserves the right to automatically redeem a sufficient number of shares of our common stock issued when restricted stock units vest to satisfy the withholding obligation. Limelight also reserves to right to, alternatively, withhold from your salary or from the proceeds of the sale of the shares to satisfy the withholding obligation. You also may have taxable income when you sell the shares underlying the restricted stock unit. Please see Schedule D of the Offer to Exchange for further details.

Risks Relating to Our Business, Generally

A jury has determined that we are infringing a competitor’s patent, and an injunction may be entered against us that could force us to cease providing our CDN services.

In February 2008, a jury returned a verdict in a patent infringement lawsuit filed by Akamai Technologies, Inc., or Akamai, and the Massachusetts Institute of Technology, or MIT, against us, finding that we infringed four claims of the patent at issue and rejecting our invalidity defenses. The jury awarded Akamai an aggregate of approximately $45.5 million in lost profits, reasonable royalties and price erosion damages, plus pre-judgment interest estimated to be $2.6 million that we have recorded in 2007. An additional provision of approximately $7.1 million for potential additional infringement damages and interest was recorded during the three-month period ended March 31, 2008, and additional accruals for future periods are expected. A final judgment has not yet been entered. We are still pursuing a number of equitable defenses, and we recently filed several motions seeking relief from the Court. Akamai has filed motions for summary judgment on our remaining equitable defenses and for a permanent injunction, which we have opposed. We continue to believe that the claims of infringement asserted against us by Akamai and MIT in the present litigation are without merit and that the jury’s verdict is incorrect, and we will continue to defend the case vigorously; however, we cannot assure you that this lawsuit ultimately will be resolved in our favor. An adverse judgment or injunction could seriously impact our ability to conduct our business and to offer our products and services to our customers. A permanent injunction could prevent us from operating our CDN to deliver certain types of traffic, which could impact the viability of our business. These adverse outcomes, in turn, would harm our revenue, market share, reputation, liquidity and overall financial position. Whether or not we prevail in this case, we expect that the litigation will continue to be expensive, time consuming and a distraction to our management in operating our business.

We may need to defend our intellectual property and processes against patent or copyright infringement claims, which would cause us to incur substantial costs and threaten our ability to do business.

Companies, organizations or individuals, including our competitors, may hold or obtain patents or other proprietary rights that would prevent, limit or interfere with our ability to make, use or sell our services or develop new services, which could make it more difficult for us to operate our business. From time to time, we may receive inquiries from holders of patents inquiring whether we infringe their proprietary rights. Companies holding Internet-related patents or other intellectual property rights are increasingly bringing suits alleging infringement of such rights or otherwise asserting their rights and seeking licenses. For example, in June 2006, we were sued by Akamai and MIT alleging we infringed patents licensed to Akamai, and in February 2008 a jury returned a verdict in this case, finding that we infringed four claims of the patent at issue and rejecting our invalidity defenses. The jury awarded Akamai an aggregate of approximately $45.5 million in lost profits, reasonable royalties and price erosion damages, plus pre-judgment interest estimated to be $2.6 million that we have recorded in 2007. An additional provision of approximately $7.1 million for additional infringement damages and interest was recorded as of March 31, 2008, and additional accruals for future periods are expected. Although a final judgment has not yet been entered, an adverse judgment or injunction could seriously impact our ability to conduct our business and to offer our products and services to our customers. A permanent injunction could prevent us from operating our CDN to deliver certain types of traffic, which could impact the viability of our business. In addition, in December 2007,

Level 3 Communications, or Level 3, filed a lawsuit against us alleging that we are infringing three patents Level 3 allegedly acquired from Savvis Communications Corp. In addition to monetary relief, including treble damages, interest, fees and costs, the complaint seeks an order permanently enjoining us from conducting our business in a manner that infringes the relevant patents. Further, in April 2008, Two-Way Media LLC, or TWM, filed a lawsuit against us and several other defendants alleging that we are infringing four patents owned by TWM. TWM is seeking monetary damages and injunctive relief. Any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources. In addition, if we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:

•	cease selling, incorporating or using products or services that incorporate the challenged intellectual property;

•	pay substantial damages;

•	obtain a license from the holder of the infringed intellectual property right, which license may or may not be available on reasonable terms or at all; or

•	redesign products or services.

If we are forced to take any of these actions, our business may be seriously harmed. In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology, our business and operating results could be harmed. The expense of defending these lawsuits and other lawsuits to which we may be a party, particularly fees paid to our lawyers and expert consultants, has been and will continue to be significant and will continue to adversely affect our operating results during the pendency of the lawsuits.

Our limited operating history makes evaluating our business and future prospects difficult, and may increase the risk of your investment.

Our company has only been in existence since 2001.  A significant amount of our growth, in terms of employees, operations and revenue, has occurred since 2004. For example, our revenue has grown from $5.0 million in 2003 to $65.2 million in 2006 and to $103.1 million in 2007. For the three-month period ended March 31, 2008 our revenue was $30.2 million. As a consequence, we have a limited operating history which makes it difficult to evaluate our business and our future prospects. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries. If we do not address these risks successfully, our business will be harmed.

If we fail to manage future growth effectively, we may not be able to market and sell our services successfully.

We have recently expanded our operations significantly, increasing our total number of employees from 29 at December 31, 2004 to 244 at March 31, 2008, and we anticipate that further significant expansion will be required. Our future operating results depend to a large extent on our ability to manage this expansion and growth successfully. Risks that we face in undertaking this expansion include: training new sales personnel to become productive and generate revenue; forecasting revenue; controlling expenses and investments in anticipation of expanded operations; implementing and enhancing our content delivery network, or CDN, and administrative infrastructure, systems and processes; addressing new markets; and expanding international operations. A failure to manage our growth effectively could materially and adversely affect our ability to market and sell our products and services.

We currently face competition from established competitors and may face competition from others in the future.

We compete in markets that are intensely competitive, rapidly changing and characterized by constantly declining prices and vendors offering a wide range of content delivery solutions. We have experienced and expect to continue to experience increased competition, and particularly aggressive price competition. Many of our current competitors, as well as a number of our potential competitors, have longer operating histories, greater name recognition, broader customer relationships and industry alliances and substantially greater financial, technical and marketing resources than we do. As a consequence of the competitive dynamics in our market we have experienced reductions in our prices, which in turn adversely affect our revenue, gross margin and operating results.

Our primary competitors include content delivery service providers such as Akamai, Level 3 Communications and Internap Network Services Corporation, which acquired VitalStream. Also, as a result of the growth of the content delivery market, a number of companies are currently attempting to enter our market, either directly or indirectly, some of which may become significant competitors in the future. Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Given the relative ease by which customers typically can switch among CDN providers, differentiated offerings or pricing by competitors could lead to a rapid loss of customers. Some of our current or potential competitors may bundle their offerings with other services, software or hardware in a manner that may discourage content providers from purchasing the services that we offer. In addition, as we expand internationally, we face different market characteristics and competition with local content delivery service providers, many of which are very well positioned within their local markets. Increased competition could result in price reductions and revenue shortfalls, loss of customers and loss of market share, which could harm our business, financial condition and results of operations.

We may lose customers if they elect to develop content delivery solutions internally.

Our customers and potential customers may decide to develop their own content delivery solutions rather than outsource these solutions to CDN services providers like us. This is particularly true as our customers increase their operations and begin expending greater resources on delivering their content using third-party solutions. For example, in 2006, one customer within our top 10 customers, MySpace.com, which was contracted through a reseller of our services, CDN Consulting, accounted for approximately 21% of our total revenue for that period. At the end of 2006, MySpace became a direct customer of ours. During 2007, sales to the MySpace.com were approximately 3% of our total revenue. For the year ended December 31, 2007, sales to the reseller CDN Consulting were less than 1% of revenue after this change. For the three-month period ended March 31, 2008, revenue from MySpace.com was approximately 2% of our total revenue and revenue from CDN Consulting was less than 1% of our total revenue. If we fail to offer CDN services that are competitive to in-sourced solutions, we may lose additional customers or fail to attract customers that may consider pursuing this in-sourced approach, and our business and financial results would suffer.

We may lose customers if they are unable to build business models that effectively monetize delivery of their content.

Our customers may not be successful in selling advertising or otherwise monetizing the content we delivery on their behalf and consequently may not be successful in creating a profitable business model. This may result in some of our customers discontinuing their internet or web-based business operations and discontinuing use of our services and products. For example, during the three-month period ended March 31, 2008, a significant customer discontinued it website business and ceased using our CDN services. We expect further customers may similarly discontinue operations. Further loss of customers may adversely affect our financial results.

Rapidly evolving technologies or new business models could cause demand for our CDN services to decline or could cause these services to become obsolete.

Customers or third parties may develop technological or business model innovations that address content delivery requirements in a manner that is, or is perceived to be, equivalent or superior to our CDN services. If competitors introduce new products or services that compete with or surpass the quality or the price/performance of our services, we may be unable to renew our agreements with existing customers or attract new customers at the prices and levels that allow us to generate attractive rates of return on our investment. For example, one or more third parties might develop improvements to current peer-to-peer technology, which is a technology that relies upon the computing power and bandwidth of its participants, such that this technological approach is better able to deliver content in a way that is competitive to our CDN services, or even that makes CDN services obsolete. We may not anticipate such developments and may be unable to adequately compete with these potential solutions. In addition, our customers’ business models may change in ways that we do not anticipate and these changes could reduce or eliminate our customers’ needs for CDN services. If this occurred, we could lose customers or potential customers, and our business and financial results would suffer. As a result of these or similar potential developments, in the future it is possible that competitive dynamics in our market may require us to reduce our prices, which could harm our revenue, gross margin and operating results.

If we are unable to sell our services at acceptable prices relative to our costs, our revenue and gross margins will decrease, and our business and financial results will suffer.

Prices for content delivery services have fallen in recent years and are likely to fall further in the future. We have invested significant amounts in purchasing capital equipment to increase the capacity of our content delivery services. For example, in 2006 we invested $40.6 million in capital expenditures and invested $22.7 million in capital expenditures during 2007, primarily for computer equipment associated with the build-out and expansion of our CDN. For the three-month period ended March 31, 2008, we invested $2.4 million. Our investments in our infrastructure are based upon our assumptions regarding future demand and also prices that we will be able to charge for our services. These assumptions may prove to be wrong. If the price that we are able to charge customers to deliver their content falls to a greater extent than we anticipate, if we over-estimate future demand for our services or if our costs to deliver our services do not fall commensurate with any future price declines, we may not be able to achieve acceptable rates of return on our infrastructure investments and our gross profit and results of operations may suffer dramatically.

In addition, during 2008 and beyond, we expect to increase our expenses, in absolute dollars, in substantially all areas of our business, including sales and marketing, general and administrative, and research and development. During 2008 and 2009, as we further expand our CDN, and we begin to refresh our network equipment, we also expect our capital expenditures to be generally consistent with the high level of expenditures we made in this area in 2006 and 2007. As a consequence, we are dependent on significant future growth in demand for our services to provide the necessary gross profit to pay these additional expenses. If we fail to generate significant additional demand for our services, our results of operations will suffer and we may fail to achieve planned or expected financial results. There are numerous factors that could, alone or in combination with other factors, impede our ability to increase revenue, moderate expenses or maintain gross margins, including:

•	failure to increase sales of our core services;

•	significant increases in bandwidth and rack space costs or other operating expenses;

•	inability to maintain our prices relative to our costs;

•	failure of our current and planned services and software to operate as expected;

•	loss of any significant customers or loss of existing customers at a rate greater than our increase in new customers or our sales to existing customers;

•	failure to increase sales of our services to current customers as a result of their ability to reduce their monthly usage of our services to their minimum monthly contractual commitment;

•	failure of a significant number of customers to pay our fees on a timely basis or at all or failure to continue to purchase our services in accordance with their contractual commitments; and

•	inability to attract high-quality customers to purchase and implement our current and planned services.

If we are unable to develop new services and enhancements to existing services or fail to predict and respond to emerging technological trends and customers’ changing needs, our operating results may suffer.

The market for our CDN services is characterized by rapidly changing technology, evolving industry standards and new product and service introductions. Our operating results depend on our ability to develop and introduce new services into existing and emerging markets. The process of developing new technologies is complex and uncertain. We must commit significant resources to developing new services or enhancements to our existing services before knowing whether our investments will result in services the market will accept. For example, during 2007 we introduced our Geo-Compliance paid service option, and we do not yet know whether our customers will adopt this offering in sufficient numbers to justify our development costs. Furthermore, we may not execute successfully our technology initiatives because of errors in planning or timing, technical hurdles that we fail to overcome in a timely fashion, misunderstandings about market demand or a lack of appropriate resources. Failures in execution or market acceptance of new services we introduce could result in competitors providing those solutions before we do, which could lead to loss of market share, revenue and earnings.

We depend on a limited number of customers for a substantial portion of our revenue in any fiscal period, and the loss of, or a significant shortfall in demand from, these customers could significantly harm our results of operations.

During any given fiscal period, a relatively small number of customers typically account for a significant percentage of our revenue. For example, in 2007, sales to our top 10 customers, in terms of revenue, accounted for approximately 45% of our total revenue. For the three-month period ended March 31, 2008, sales to our top 10 customers, in terms of revenue, accounted for approximately 45% of our total revenue. During 2007 one of these top 10 customers, Microsoft, represented approximately 12% of our total revenue for that period. For the three-month period ended March 31, 2008, one of these top 10 customers, Microsoft, represented approximately 15% of our total revenue for that period. In the past, the customers that comprised our top 10 customers have continually changed, and we also have experienced significant fluctuations in our individual customers’ usage of our services. As a consequence, we may not be able to adjust our expenses in the short term to address the unanticipated loss of a large customer during any particular period. As such, we may experience significant, unanticipated fluctuations in our operating results which may cause us to not meet our expectations or those of stock market analysts, which could cause our stock price to decline.

If we are unable to attract new customers or to retain our existing customers, our revenue could be lower than expected and our operating results may suffer.

In addition to adding new customers, to increase our revenue, we must sell additional services to existing customers and encourage existing customers to increase their usage levels. If our existing and prospective customers do not perceive our services to be of sufficiently high value and quality, we may not be able to retain our current customers or attract new customers. We sell our services pursuant to service agreements that are generally one year in length. Our customers have no obligation to renew their contracts for our services after the expiration of their initial commitment period, and these service agreements may not be renewed at the same or higher level of service, if at all. Moreover, under some circumstances, some of our customers have the right to cancel their service agreements prior to the expiration of the terms of their agreements. Because of our limited operating history, we have limited historical data with respect to rates of customer service agreement renewals. This fact, in addition to the changing competitive landscape in our market, means that we cannot accurately predict future customer renewal rates. Our customers’ renewal rates may decline or fluctuate as a result of a number of factors, including:

•	their satisfaction or dissatisfaction with our services;

•	the prices of our services;

•	the prices of services offered by our competitors;

•	discontinuation by our customers of their internet or web-based content distribution businesses;

•	mergers and acquisitions affecting our customer base; and

•	reductions in our customers’ spending levels.

If our customers do not renew their service agreements with us or if they renew on less favorable terms, our revenue may decline and our business will suffer. Similarly, our customer agreements often provide for minimum commitments that are often significantly below our customers’ historical usage levels. Consequently, even if we have agreements with our customers to use our services, these customers could significantly curtail their usage without incurring any penalties under our agreements. In this event, our revenue would be lower than expected and our operating results could suffer.

It also is an important component of our growth strategy to market our CDN services to industries, such as enterprise and the government. As an organization, we do not have significant experience in selling our services into these markets. We have only recently begun a number of these initiatives, and our ability to successfully sell our services into these markets to a meaningful extent remains unproven. If we are unsuccessful in such efforts, our business, financial condition and results of operations could suffer.

Our results of operations may fluctuate in the future. As a result, we may fail to meet or exceed the expectations of securities analysts or investors, which could cause our stock price to decline.

Our results of operations may fluctuate as a result of a variety of factors, many of which are outside of our control. If our results of operations fall below the expectations of securities analysts or investors, the price of our common stock could decline substantially. Fluctuations in our results of operations may be due to a number of factors, including:

•	our ability to increase sales to existing customers and attract new customers to our CDN services;

•	the addition or loss of large customers, or significant variation in their use of our CDN services;

•	costs associated with current or future intellectual property lawsuits and other lawsuits;

•	service outages or security breaches;

•	the amount and timing of operating costs and capital expenditures related to the maintenance and expansion of our business, operations and infrastructure;

•	the timing and success of new product and service introductions by us or our competitors;

•	the occurrence of significant events in a particular period that result in an increase in the use of our CDN services, such as a major media event or a customer’s online release of a new or updated video game;

•	changes in our pricing policies or those of our competitors;

•	the timing of recognizing revenue;

•	share-based compensation expenses associated with attracting and retaining key personnel;

•	limitations of the capacity of our content delivery network and related systems;

•	the timing of costs related to the development or acquisition of technologies, services or businesses;

•	seasonality affecting our customers’ business that impacts demand for our CDN services;

•	general economic, industry and market conditions and those conditions specific to Internet usage and online businesses;

•	limitations on usage imposed by our customers in order to limit their online expenses; and

•	geopolitical events such as war, threat of war or terrorist actions.

We believe that our revenue and results of operations may vary significantly in the future and that period-to-period comparisons of our operating results may not be meaningful. You should not rely on the results of one period as an indication of future performance.

After being profitable in 2004 and 2005, we were unprofitable in 2006 and 2007 primarily due in part to increased stock-based compensation expense and litigation costs, which could affect our ability to achieve and maintain profitability in the future.

Our adoption of SFAS 123R in 2006 substantially increased the amount of share-based compensation expense we record and has had a significant impact on our results of operations. After being profitable in 2004 and 2005, we were unprofitable in 2006 and 2007; and for the three-month period ended March 31, 2008; partially due to an increase in our share-based compensation expense, which increased from $0.1 million in 2005 to $9.2 million in 2006 and further increased to $18.9 million in 2007. For the three-month period ended March 31, 2008 our share-based compensation expense was $4.0 million. This significant increase in share-based compensation expense reflects an increase in the level of option and restricted stock grants coupled with a significant increase in the fair market value per share at the date of grant. Our unrecognized share-based compensation expense totaled $55.3 million at March 31, 2008, of which we expect to amortize $13.7 million during the remainder of 2008,

$18.4 million in 2009 and the remainder thereafter based upon the scheduled vesting of the options outstanding at that time. We further expect our share-based compensation expense to increase in 2008 and potentially to increase thereafter as we grant additional options or restricted stock awards. The increased share-based compensation expense could adversely affect our ability to achieve and maintain profitability in the future. In 2006, we were sued by Akamai and MIT alleging infringement of certain patents. We have incurred, and will continue to incur, significant costs associated with litigation. These costs were $6.8 million and $3.2 million in 2007 and 2006, respectively. For the three-month period ended March 31, 2008 we incurred $5.4 million in litigation costs. We expect these costs will continue to increase during the remainder of 2008.

We generate our revenue almost entirely from the sale of CDN services, and the failure of the market for these services to expand as we expect or the reduction in spending on those services by our current or potential customers would seriously harm our business.

While we offer our customers a number of services associated with our CDN, we generated nearly 100% of our revenue in 2007 and for the three months ended March 31, 2008, from charging our customers for the content delivered on their behalf through our CDN. As we do not currently have other meaningful sources of revenue, we are subject to an elevated risk of reduced demand for these services. Furthermore, if the market for delivery of rich media content in particular does not continue to grow as we expect or grows more slowly, then we may fail to achieve a return on the significant investment we are making to prepare for this growth. Our success, therefore, depends on the continued and increasing reliance on the Internet for delivery of media content and our ability to cost-effectively deliver these services. Factors that may have a general tendency to limit or reduce the number of users relying on the Internet for media content or the number of providers making this content available online include a general decline in Internet usage, litigation involving our customers and third-party restrictions on online content, including copyright restrictions, digital rights management and restrictions in certain geographic regions, as well as a significant increase in the quality or fidelity of offline media content beyond that available online to the point where users prefer the offline experience. The influence of any of these factors may cause our current or potential customers to reduce their spending on CDN services, which would seriously harm our operating results and financial condition.

Many of our significant current and potential customers are pursuing emerging or unproven business models which, if unsuccessful, could lead to a substantial decline in demand for our CDN services.

Because the proliferation of broadband Internet connections and the subsequent monetization of content libraries for distribution to Internet users are relatively recent phenomena, many of our customers’ business models that center on the delivery of rich media and other content to users remain unproven. For example, social media companies have been among our top recent customers and are pursuing emerging strategies for monetizing the user content and traffic on their web sites. Our customers will not continue to purchase our CDN services if their investment in providing access to the media stored on or deliverable through our CDN does not generate a sufficient return on their investment. A reduction in spending on CDN services by our current or potential customers would seriously harm our operating results and financial condition.

Our business will be adversely affected if we are unable to protect our intellectual property rights from unauthorized use or infringement by third parties.

We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. These legal protections afford only limited protection, and we have only one currently issued patent. Monitoring infringement of our intellectual property rights is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our intellectual property rights. We have applied for patent protection in a number of foreign countries, but the laws in these jurisdictions may not protect our proprietary rights as fully as in the United States. Furthermore, we cannot be certain that any pending or future patent applications will be granted, that any future patent will not be challenged, invalidated or circumvented, or that rights granted under any patent that may be issued will provide competitive advantages to us.

Any unplanned interruption in the functioning of our network or services could lead to significant costs and disruptions that could reduce our revenue and harm our business, financial results and reputation.

Our business is dependent on providing our customers with fast, efficient and reliable distribution of application and content delivery services over the Internet. Many of our customers depend primarily or exclusively on our services to operate their businesses. Consequently, any disruption of our services could have a material impact on our customers’ businesses. Our network or services could be disrupted by numerous events, including natural disasters, failure or refusal of our third-party network providers to provide the necessary capacity, failure of our software or CDN delivery infrastructure and power losses. In addition, we deploy our servers in approximately 62 third-party co-location facilities, and these third-party co-location providers could experience system outages or other disruptions that could constrain our ability to deliver our services. We may also experience disruptions caused by software viruses or other attacks by unauthorized users.

While we have not experienced any significant, unplanned disruption of our services to date, our CDN may fail in the future. Despite our significant infrastructure investments, we may have insufficient communications and server capacity to address these or other disruptions, which could result in interruptions in our services. Any widespread interruption of the functioning of our CDN and related services for any reason would reduce our revenue and could harm our business and financial results. If such a widespread interruption occurred or if we failed to deliver content to users as expected during a high-profile media event, game release or other well-publicized circumstance, our reputation could be damaged severely. Moreover, any disruptions could undermine confidence in our services and cause us to lose customers or make it more difficult to attract new ones, either of which could harm our business and results of operations.

We may have difficulty scaling and adapting our existing architecture to accommodate increased traffic and technology advances or changing business requirements, which could lead to the loss of customers and cause us to incur unexpected expenses to make network improvements.

Our CDN services are highly complex and are designed to be deployed in and across numerous large and complex networks. Our network infrastructure has to perform well and be reliable for us to be successful. The greater the user traffic and the greater the complexity of our products and services, the more resources we will need to invest in additional infrastructure and support. We have spent and expect to continue to spend substantial amounts on the purchase and lease of equipment and data centers and the upgrade of our technology and network infrastructure to handle increased traffic over our network and to roll out new products and services. This expansion is expensive and complex and could result in inefficiencies, operational failures or defects in our network and related software. If we do not expand successfully, or if we experience inefficiencies and operational failures, the quality of our products and services and user experience could decline. From time to time, we have needed to correct errors and defects in our software or in other aspects of our CDN. In the future, there may be additional errors and defects that may harm our ability to deliver our services, including errors and defects originating with third party networks or software on which we rely. These occurrences could damage our reputation and lead us to lose current and potential customers. We must continuously upgrade our infrastructure in order to keep pace with our customers’ evolving demands. Cost increases or the failure to accommodate increased traffic or these evolving business demands without disruption could harm our operating results and financial condition.

Our operations are dependent in part upon communications capacity provided by third-party telecommunications providers. A material disruption of the communications capacity we have leased could harm our results of operations, reputation and customer relations.

We lease private line capacity for our backbone from a third party provider, Global Crossing Ltd. Our contracts for private line capacity with Global Crossing generally have terms of three years. The communications capacity we have leased may become unavailable for a variety of reasons, such as physical interruption, technical difficulties, contractual disputes, or the financial health of our third party provider. As it would be time consuming and expensive to identify and obtain alternative third-party connectivity, we are dependent on Global Crossing in the near term. Additionally, as we grow, we anticipate requiring greater private line capacity than we currently have in place. If we are unable to obtain such capacity on terms commercially acceptable to us or at all, our business and financial results would suffer. We may not be able to deploy on a timely basis enough network capacity to meet the needs of our customer base or effectively manage demand for our services.

Our business depends on continued and unimpeded access to third-party controlled end-user access networks.

Our content delivery services depend on our ability to access certain end-user access networks in order to complete the delivery of rich media and other online content to end-users. Some operators of these networks may take measures, such as the deployment of a variety of filters, that could degrade, disrupt or increase the cost of our or our customers’ access to certain of these end-user access networks by restricting or prohibiting the use of their networks to support or facilitate our services, or by charging increased fees to us, our customers or end-users in connection with our services. This or other types of interference could result in a loss of existing customers, increased costs and impairment of our ability to attract new customers, thereby harming our revenue and growth.

In addition, the performance of our infrastructure depends in part on the direct connection of our CDN to a large number of end-user access networks, known as peering, which we achieve through mutually beneficial cooperation with these networks. If in the future a significant percentage of these network operators elected to no longer peer with our CDN, the performance of our infrastructure could be diminished and our business could suffer.

If our ability to deliver media files in popular proprietary content formats was restricted or became cost-prohibitive, demand for our content delivery services could decline, we could lose customers and our financial results could suffer.

Our business depends on our ability to deliver media content in all major formats. If our legal right or technical ability to store and deliver content in one or more popular proprietary content formats, such as Adobe Flash or Windows Media, was limited, our ability to serve our customers in these formats would be impaired and the demand for our content delivery services would decline by customers using these formats. Owners of propriety content formats may be able to block, restrict or impose fees or other costs on our use of such formats, which could lead to additional expenses for us and for our customers, or which could prevent our delivery of this type of content altogether. Such interference could result in a loss of existing customers, increased costs and impairment of our ability to attract new customers, which would harm our revenue, operating results and growth.

If we are unable to retain our key employees and hire qualified sales and technical personnel, our ability to compete could be harmed.

Our future success depends upon the continued services of our executive officers and other key technology, sales, marketing and support personnel who have critical industry experience and relationships that they rely on in implementing our business plan. In particular, we are dependent on the services of our Chief Executive Officer, Jeffrey W. Lunsford and also our Chief Technical Officer, Nathan F. Raciborski. Neither of these officers nor any of our other key employees is bound by an employment agreement for any specific term. In addition, we do not have “key person” life insurance policies covering any of our officers or other key employees, and we therefore have no way of mitigating our financial loss were we to lose their services. There is increasing competition for talented individuals with the specialized knowledge to deliver content delivery services and this competition affects both our ability to retain key employees and hire new ones. The loss of the services of any of our key employees could disrupt our operations, delay the development and introduction of our services, and negatively impact our ability to sell our services.

Our senior management team has limited experience working together as a group, and may not be able to manage our business effectively.

Four members of our senior management team, our President and Chief Executive Officer, Jeffrey W. Lunsford, our Chief Financial Officer, Matthew Hale, our Senior Vice President of Worldwide Sales, Marketing and Services, David M. Hatfield, and our Senior Vice President and Chief Legal Officer, Philip C. Maynard, have been hired since November 2006. As a result, our senior management team has limited experience working together as a group. This lack of shared experience could harm our senior management team’s ability to quickly and efficiently respond to problems and effectively manage our business.

We face risks associated with international operations that could harm our business.

We have operations and personnel in the United States, Japan and the United Kingdom, and we currently maintain network equipment in Australia, Canada, France, Germany, Hong Kong, Ireland, Japan, the Netherlands, Singapore and the United Kingdom. As part of our growth strategy, we intend to expand our sales and support organizations internationally, as well as to further expand our international network infrastructure. We have limited experience in providing our services internationally and such expansion could require us to make significant expenditures, including the hiring of local employees, in advance of generating any revenue. As a consequence, we may fail to achieve profitable operations that will compensate our investment in international locations. We are subject to a number of risks associated with international business activities that may increase our costs, lengthen our sales cycle and require significant management attention.

These risks include:

•	increased expenses associated with sales and marketing, deploying services and maintaining our infrastructure in foreign countries;

•	competition from local content delivery service providers, many of which are very well positioned within their local markets;

•	unexpected changes in regulatory requirements resulting in unanticipated costs and delays;

•	interpretations of laws or regulations that would subject us to regulatory supervision or, in the alternative, require us to exit a country, which could have a negative impact on the quality of our services or our results of operations;

•	longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

•	corporate and personal liability for violations of local laws and regulations;

•	currency exchange rate fluctuations; and

•	potentially adverse tax consequences.

Internet-related and other laws relating to taxation issues, privacy and consumer protection and liability for content distributed over our network, could harm our business.

Laws and regulations that apply to communications and commerce conducted over the Internet are becoming more prevalent, both in the United States and internationally, and may impose additional burdens on companies conducting business online or providing Internet-related services such as ours. Increased regulation could negatively affect our business directly, as well as the businesses of our customers, which could reduce their demand for our services. For example, tax authorities abroad may impose taxes on the Internet-related revenue we generate based on where our internationally deployed servers are located. In addition, domestic and international taxation laws are subject to change. Our services, or the businesses of our customers, may become subject to increased taxation, which could harm our financial results either directly or by forcing our customers to scale back their operations and use of our services in order to maintain their operations. In addition, the laws relating to the liability of private network operators for information carried on or disseminated through their networks are unsettled, both in the United States and abroad. Network operators have been sued in the past, sometimes successfully, based on the content of material disseminated through their networks. We may become subject to legal claims such as defamation, invasion of privacy and copyright infringement in connection with content stored on or distributed through our network. In addition, our reputation could suffer as a result of our perceived association with the type of content that some of our customers deliver. If we need to take costly measures to reduce our exposure to these risks, or are required to defend ourselves against such claims, our financial results could be negatively affected.

If we are required to seek additional funding, such funding may not be available on acceptable terms or at all.

We may need to obtain additional funding due to a number of factors beyond our control, including a shortfall in revenue, increased expenses, final adverse judgments in litigation matters, increase investment in capital equipment or the acquisition of significant businesses or technologies. We believe that our cash, plus cash from operations will be sufficient to fund our operations and proposed capital expenditures for at least the next 12 months. However, we may need funding before such time. If we do need to obtain funding, it may not be available on commercially reasonable terms or at all. If we are unable to obtain sufficient funding, our business would be harmed. Even if we were able to find outside funding sources, we might be required to issue securities in a transaction that could be highly dilutive to our investors or we may be required to issue securities with greater rights than the securities we have outstanding today. We might also be required to take other actions that could lessen the value of our common stock, including borrowing money on terms that are not favorable to us. If we are unable to generate or raise capital that is sufficient to fund our operations, we may be required to curtail operations, reduce our capabilities or cease operations in certain jurisdictions or completely. Further, the availability of our current cash will be adversely affected if we are required to provide security for the recent jury verdict in the Akamai trial in connection with an appeal or a stay of injunction, should an appeal of a final judgment in favor of Akamai be required or an injunction and stay thereof be issued.

Our business requires the continued development of effective business support systems to support our customer growth and related services.

The growth of our business depends on our ability to continue to develop effective business support systems. This is a complicated undertaking requiring significant resources and expertise. Business support systems are needed for:

•	implementing customer orders for services;

•	delivering these services; and

•	timely billing for these services.

Because our business plan provides for continued growth in the number of customers that we serve and services offered, there is a need to continue to develop our business support systems on a schedule sufficient to meet proposed service rollout dates. The failure to continue to develop effective business support systems could harm our ability to implement our business plans and meet our financial goals and objectives.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements could be impaired, which could adversely affect our operating results, our ability to operate our business and investors’ views of us.

We must ensure that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis. We are required to spend considerable effort on establishing and maintaining our internal controls, which is costly and time-consuming and needs to be re-evaluated frequently. We have very limited experience in designing and testing our internal controls. For example, during the third quarter of 2007, we discovered material weaknesses in our system of internal controls over our revenue recognition and stock-based compensation processes that required us to restate our previously reported consolidated financial statements for the three and nine months ended September 30, 2006, the three months and year ended December 31, 2006, the three months ended March 31, 2007, and the three and six months ended June 30, 2007. We are in the process of documenting, reviewing and, where appropriate, improving our internal controls and procedures. As a newly public company, we will be required to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which will require annual management assessments of the effectiveness of our internal control over financial reporting beginning with the year ended December 31, 2008. In addition, we will be required to file a report by our independent registered public accounting firm addressing these assessments beginning with our Annual Report on Form 10-K for the year ended December 31, 2008. Both we and our independent auditors will be testing our internal controls in anticipation of being subject to Section 404 requirements and, as part of that documentation and testing, may identify areas for further attention and improvement. Implementing any appropriate changes to our internal controls may entail substantial costs to modify our existing financial and accounting systems, take a significant period of time to complete, and distract our officers, directors and employees from the operation of our business. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or a consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements may seriously affect our stock price.

Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and affect our reported results of operations.

A change in accounting standards or practices can have a significant effect on our operating results and may affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of existing accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business. For example, our recent adoption of SFAS 123R in 2006 has increased the amount of stock-based compensation expense we record. This, in turn, has impacted our results of operations for the periods since this adoption and has made it more difficult to evaluate our recent financial results relative to prior periods.

We have incurred, and will continue to incur significantly increased costs as a result of operating as a public company, and our management is required to devote substantial time to compliance initiatives.

As a newly public company, we have incurred, and will continue to incur, significant accounting and other expenses that we did not incur as a private company. These expenses include increased accounting, legal and other professional fees, insurance premiums, investor relations costs, and costs associated with compensating our independent directors. In addition, the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the Securities and Exchange Commission and the Nasdaq Global Market, impose additional requirements on public companies, including requiring changes in corporate governance practices. For example, the listing requirements of the Nasdaq Global Market require that we satisfy certain corporate governance requirements relating to independent directors, audit committees, distribution of annual and interim reports, stockholder meetings, stockholder approvals, solicitation of proxies, conflicts of interest, stockholder voting rights and codes of conduct. Our management and other personnel need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations have increased our legal and financial compliance costs and make some activities more time-consuming and costly. For example, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance. These rules and regulations could also make it more difficult for us to identify and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

Failure to effectively expand our sales and marketing capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our services.

Increasing our customer base and achieving broader market acceptance of our services will depend to a significant extent on our ability to expand our sales and marketing operations. Historically, we have concentrated our sales force at our headquarters in Tempe, Arizona. However, we have recently begun building a field sales force to augment our sales efforts and to bring our sales personnel closer to our current and potential customers. Developing such a field sales force will be expensive and we have limited knowledge in developing and operating a widely dispersed sales force. As a result, we may not be successful in developing an effective sales force, which could cause our results of operations to suffer.

We believe that there is significant competition for direct sales personnel with the sales skills and technical knowledge that we require. Our ability to achieve significant growth in revenue in the future will depend, in large part, on our success in recruiting, training and retaining sufficient numbers of direct sales personnel. We have expanded our sales and marketing personnel from a total of 13 at December 31, 2004 to 121 at December 31, 2007. As of March 31, 2008, we had 124 sales and marketing personnel. New hires require significant training and, in most cases, take a significant period of time before they achieve full productivity. Our recent hires and planned hires may not become as productive as we would like, and we may be unable to hire or retain sufficient numbers of qualified individuals in the future in the markets where we do business. Our business will be seriously harmed if these expansion efforts do not generate a corresponding significant increase in revenue.

If the estimates we make, and the assumptions on which we rely, in preparing our financial statements prove inaccurate, our actual results may be adversely affected.

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments about, among other things, taxes, revenue recognition, share-based compensation costs, contingent obligations and doubtful accounts. These estimates and judgments affect the reported amounts of our assets, liabilities, revenue and expenses, the amounts of charges accrued by us, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances and at the time they are made. If our estimates or the assumptions underlying them are not correct, we may need to accrue additional charges that could adversely affect our results of operations, investors may lose confidence in our ability to manage our business and our stock price could decline.

As part of our business strategy, we may acquire businesses or technologies and may have difficulty integrating these operations.

We may seek to acquire businesses or technologies that are complementary to our business. Acquisitions involve a number of risks to our business, including the difficulty of integrating the operations and personnel of the acquired companies, the potential disruption of our ongoing business, the potential distraction of management, expenses related to the acquisition and potential unknown liabilities associated with acquired businesses. Any inability to integrate operations or personnel in an efficient and timely manner could harm our results of operations. We do not have prior experience as a company in this complex process of acquiring and integrating businesses. If we are not successful in completing acquisitions that we may pursue in the future, we may be required to reevaluate our business strategy, and we may incur substantial expenses and devote significant management time and resources without a productive result. In addition, future acquisitions will require the use of our available cash or dilutive issuances of securities. Future acquisitions or attempted acquisitions could also harm our ability to achieve profitability. We may also experience significant turnover from the acquired operations or from our current operations as we integrate businesses.

THE OFFER

1.	Eligibility.

You are an “eligible employee” if you are an employee of Limelight in Japan, the United Kingdom or the United States and you remain employed by Limelight or a successor entity through the date on which the exchanged options are cancelled. However, none of our executive officers or the members of our board of directors are eligible to participate in the offer. Our directors and executive officers are listed on Schedule A to this Offer to Exchange.

To receive a grant of restricted stock units, you must remain employed by Limelight or a successor entity through the restricted stock unit grant date, which will be the same U.S. business day as the cancellation date. If you do not remain employed by Limelight or a successor entity through the restricted stock unit grant date, you will keep your current eligible options and they will vest and expire in accordance with their terms. If we do not extend the offer, the restricted stock unit grant date will be June 16, 2008. Except as provided by applicable law and/or any employment agreement between you and Limelight, your employment with Limelight will remain “at-will” and can be terminated by you or Limelight at any time, with or without cause or notice. In order to vest in your restricted stock units and receive the shares subject to the award, you must continue to provide services through each relevant vesting date.

2.	Number of options; expiration date.

Subject to the terms and conditions of this offer, we will accept for exchange options granted under the Plans that were granted after April 1, 2007, and are held by eligible employees and are outstanding and unexercised as of the expiration date of the offer, and that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date of the offer. In order to be eligible, options must be outstanding on the expiration date of the offer. For example, if a particular option grant expires during the offering period, that particular option grant is not eligible for exchange.

You may decide which of your eligible options you wish to exchange. If you elect to participate in this offer, you must exchange all of the shares subject to any eligible option grant that you choose to exchange. Except for options that are subject to a domestic relations order (or comparable legal document as the result of the end of a marriage), we are not accepting partial tenders of options. However, if you elect to participate in this offer, you must exchange the remaining portion of any option grant, including those you have partially exercised.

For example and except as otherwise described below, if you hold (1) an eligible option to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option grant to purchase 1,000 shares, and (3) an eligible option grant to purchase 3,000 shares, you may choose to exchange all three option grants, or only two of the three option grants, or only one of the three grants, or none at all. You may not elect to exchange your first option with respect to options to purchase only 150 shares (or any other partial amount) under that option grant.

If you have an eligible option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that option, you may accept this offer with respect to the entire remaining outstanding portion of the option if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. Because you are the legal owner of the eligible option, Limelight will respect an election properly made by you and accepted by Limelight and will not be responsible to you or the beneficial owner of the eligible option for any errors made by you with respect to such an election.

Subject to the terms of this offer and upon our acceptance of your properly tendered options, your exchanged options will be cancelled and you will be granted one restricted stock unit for every two (2) exchanged options. For purposes of this offer, including the exchange ratio, the term “option” generally refers to an option to purchase one (1) share of our common stock. For purposes of applying the exchange ratios, fractional restricted stock units will be rounded to the nearest whole restricted stock unit on a grant by grant basis (with fractional restricted stock units equal to point five (.5) rounded up to the nearest whole restricted stock unit).

The exchange ratio applies to each of your option grants separately. This means that the various options you have received may be subject to different exchange ratios.

Example 1

If you exchange 5,000 options, you will receive 2,500 restricted stock units.

Example 2

If you exchange 5,001 options, you will receive 2,501 restricted stock units.

All restricted stock units will be subject to the terms of our 2007 Equity Incentive Plan and the restricted stock unit agreement. The current form of restricted stock unit agreement under the 2007 Equity Incentive Plan is attached as an exhibit to the Schedule TO with which this Offer to Exchange has been filed.

The expiration date for this offer will be 5:00 p.m., Pacific Daylight Time, on June 16, 2008 unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Exchange beginning on page 39 for a description of our rights to extend, terminate, and amend the offer.

3.  Purposes of the offer.

The primary purpose of this offer is to foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options commonly are referred to as being “out of the money.” The restricted stock units may have greater employee retention value than the exchanged options and therefore benefit Limelight in its efforts to retain valuable employees.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans, proposals, or negotiations that relate to or would result in:

•	Any extraordinary transaction, such as a merger, reorganization or liquidation, involving Limelight;

•	Any purchase, sale or transfer of a material amount of our assets;

•	Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	Any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	Any other material change in our corporate structure or business;

•	Our common stock being delisted from the Nasdaq Global Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	Our common stock becoming eligible for termination of registration pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	The acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities; or

•	Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

In the ordinary course of business, from time to time, Limelight evaluates acquisition or investment opportunities. At the present time, we are reviewing a number of opportunities. These transactions may be announced or completed in the ordinary course of business during the pendency of this offer, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity.

In the ordinary course of business, Limelight makes changes in the composition and structure of its board of directors and/or management. Limelight expects that it will continue to make changes in this regard.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your own investment and tax advisors. You must make your own decision about whether to participate in this offer.

4.	Procedures for electing to exchange options.

Proper election to exchange options.

Participation in this offer is voluntary. If you choose to participate in the offer, you must deliver the completed election form via facsimile, e-mail (via PDF or similar imaged document file) or by hand delivery before 5:00 p.m., Pacific Daylight Time, on June 16, 2008 to the Company’s Human Resources representative, Kate Garcia, at:

Limelight Networks, Inc.
2220 W. 14th Street
Tempe, Arizona 85281
Fax: 602-850-5242
E-mail: kgarcia@llnw.com

The Company’s Human Resources representative must receive your properly completed and signed election form before the expiration date. The expiration date will be 5:00 p.m., Pacific Daylight Time, on June 16, 2008 unless we extend the offer.

If you participate in this offer, you can decide which of your eligible option grants you wish to exchange. To help you recall your outstanding eligible options and give you the information necessary to make an informed decision, please refer to your Morgan Stanley account (https://www.msdw-spa.com/login/login.asp) which lists your outstanding option grants, the grant date of your options, the exercise price of your options and the number of outstanding shares subject to your outstanding options.

Your election to participate becomes irrevocable after 5:00 p.m., Pacific Daylight Time, on June 16, 2008 unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date. The exception to this rule is that if we have not accepted your properly tendered options by 9:00 p.m., Pacific Daylight Time, on July 14, 2008, you may withdraw your options at any time thereafter. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date.

The delivery of all documents, including election forms, is at your risk. We intend to confirm the receipt of your election form and/or any withdrawal form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, it is your responsibility to confirm that we have received your election form and/or any withdrawal form. Only responses that are complete, signed and actually received by the Company’s Human Resources representative by the deadline will be accepted. Responses submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer.

Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, e-mail or other form of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be June 16, 2008.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between Limelight and you upon the terms and subject to the conditions of this offer.

5.  Withdrawal rights and change of election.

You may withdraw all of the options that you previously elected to exchange only in accordance with the provisions of this section.

You may withdraw all of the options that you previously elected to exchange at any time before the expiration date, which is expected to be 5:00 p.m., Pacific Daylight Time, on June 16, 2008. If we extend the offer, you may withdraw your options at any time until the extended expiration date.

In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Pacific Daylight Time, on July 14, 2008, you may withdraw your options at any time thereafter.

To validly withdraw some or all of the options that you previously elected to exchange, you must deliver a valid withdrawal form for some or all of the options you wish to withdraw from the offer while you still have the right to withdraw the options.

To withdraw your election, you must do the following before the expiration date:

1. Properly complete and sign the attached withdrawal form.

2. Deliver the completed and attached withdrawal form via facsimile, e-mail (via PDF or similar imaged document file) or by hand delivery to the Company’s Human Resources representative, Kate Garcia, at:

Limelight Networks, Inc.
2220 W. 14th Street
Tempe, Arizona 85281
Fax: 602-850-5242
E-mail: kgarcia@llnw.com

You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. Any options that you do not withdraw will be bound pursuant to your prior election form.

If you withdraw some or all of your eligible options, you may again elect to exchange the withdrawn options at any time before the expiration date. All options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange such eligible options before the expiration date. To re-elect to exchange some or all of your eligible options, you must submit a new election form to the Company’s Human Resources representative before the expiration date by following the procedures described in Section 4 of this Offer to Exchange. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form and must list all eligible options you wish to exchange. Any prior election form will be disregarded.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be final and binding.

The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk. We intend to confirm the receipt of your withdrawal form and/or any election form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, it is your responsibility to confirm that we have received your withdrawal form and/or any election form. Only responses that are complete, signed and actually received by the Company’s Human Resources representative by the deadline will be accepted. Responses submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

6.	Acceptance of options for exchange and issuance of restricted stock units.

Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the cancellation date, which we anticipate to be June 16, 2008.

Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Exchange, we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn. We will give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, e-mail or other method of communication.

We will grant the restricted stock units on the restricted stock unit grant date, which is the same U.S. business day as the cancellation date. We expect the restricted stock unit grant date to be June 16, 2008. All restricted stock units will be granted under our 2007 Equity Incentive Plan, and will be subject to a restricted stock unit agreement between you and Limelight. The number of restricted stock units you will receive will be determined in accordance with the exchange ratio as described in Section 2 of this Offer to Exchange. Promptly after the expiration date, we will send you your restricted stock unit grant agreement. You will receive the shares subject to the restricted stock unit award when and if your award vests, in accordance with the vesting schedule described in Section 9 of this Offer to Exchange.

Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

7.	Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•	There will have been threatened in writing or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•	Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange beginning on page 25 for a description of the contemplated benefits of the offer to us);

•	There will have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the Nasdaq Index or the Standard & Poor’s 500 Index from the date of the commencement of the offer,

•	the commencement, continuation, or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the offer, or

•	if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;

•	A tender or exchange offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been publicly disclosed or we will have learned that:

•	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

•	any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or

•	any new group will have been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible options;

•	There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

•	Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•	Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange beginning on page 25 for a description of the contemplated benefits of the offer to us); or

•	Any rules or regulations by any governmental authority, the National Association of Securities Dealers, the Nasdaq Global Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to Limelight.

If any of the above events occur, we may:

•	Terminate the offer and promptly return all tendered eligible options to tendering holders;

•	Complete and/or extend the offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended offer expires;

•	Amend the terms of the offer; or

•	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	Price range of shares underlying the options.

Our common stock, par value $0.001 per share, has traded on The Nasdaq Global Market under the symbol “LLNW” since June 8, 2007. Prior to June 8, 2007, we were a privately held company and our common stock was not traded on a principal U.S. Market or Exchange.

The following table sets forth, for the periods indicated, the high and low sale price per share of the common stock on The Nasdaq Global Market:

	High	Low

2007:
Second Quarter (beginning June 8, 2007)	$24.33	$15.13
Third Quarter	$23.82	$6.72
Fourth Quarter	$13.68	$6.70
2008:
First Quarter	$8.50	$3.21
Second Quarter (through May 14, 2008)	$3.48	$2.62

On May 14, 2008, the last reported sale price of our common stock, as reported by the Nasdaq Global Market, was $2.85 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9.	Source and amount of consideration; terms of restricted stock units.

Consideration.

We will issue restricted stock units in exchange for eligible options properly elected to be exchanged by you and accepted by us for such exchange. Restricted stock units are awards under which Limelight promises to issue common stock in the future, provided the vesting criteria are satisfied. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive restricted stock units based on the exchange ratio described in Section 2 of this Offer to Exchange. Fractional restricted stock units will be rounded to the nearest whole restricted stock unit on a grant by grant basis (with fractional restricted stock units equal to point five (.5) rounded up to the nearest whole restricted stock unit).

The purchase price of a restricted stock unit will be the par value of our common stock which is equal to $0.001 per share and the par value will be deemed paid by your past services rendered to Limelight. As a result, you do not have to make any cash payment to Limelight to receive your restricted stock units or the common stock upon vesting.

If we receive and accept tenders from eligible employees of all options eligible to be tendered (a total of options to purchase 3,667,097 shares subject to the terms and conditions of this offer, we will grant restricted stock units to purchase a total of approximately 1,833,549 shares of our common stock, or approximately 2.21% of the total shares of our common stock outstanding as of May 12, 2008.

General terms of restricted stock units.

Restricted stock units will be granted under our 2007 Equity Incentive Plan, and subject to a restricted stock unit agreement between the recipient and Limelight. Restricted stock units are a different type of award than stock options, therefore, the terms and conditions of the restricted stock units will vary from the terms and conditions of the options that you tendered for exchange, but such changes generally will not substantially and adversely affect your rights. However, you should note that the vesting schedule of your restricted stock unit will differ from your exchanged option.

The following description summarizes the material terms of our 2007 Equity Incentive Plan. Our statements in this Offer to Exchange concerning the 2007 Equity Incentive Plan and the restricted stock units are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 2007 Equity Incentive Plan and the form of restricted stock unit agreement under such plan, which have been filed as exhibits to the Schedule TO of which this Offer to Exchange is a part. Please contact the Company’s Human Resources representative to receive a copy of the 2007 Equity Incentive Plan and the form of restricted stock unit agreement thereunder. We will promptly furnish to you copies of these documents upon request at our expense.

2007 Equity Incentive Plan

The 2007 Equity Incentive Plan permits the granting of options, restricted stock, restricted stock units, stock appreciation rights, performance shares, or performance units. The number of shares of common stock subject to options outstanding under our 2007 Equity Incentive Plan was 4,124,888 shares on May 15, 2008. The 2007 Equity Incentive Plan is administered by our board of directors or a committee appointed by our board of directors, which we refer to as the “Administrator.” Subject to the other provisions of the 2007 Equity Incentive Plan, the Administrator has the power to determine the terms, conditions, and restrictions of the restricted stock units granted, including the number of restricted stock units and the vesting criteria.

Purchase price.

The purchase price, if any, of a restricted stock unit granted under the 2007 Equity Incentive Plan generally is determined by the Administrator. For purposes of this offer, the purchase price of a restricted stock unit will be the par value of our common stock which is equal to $0.001 per share and the par value will be deemed paid by your past services rendered to Limelight. As a result, you do not have to make any cash payment to Limelight to receive your restricted stock units or the common stock upon vesting.

Vesting.

The vesting applicable to a restricted stock unit granted under the 2007 Equity Incentive Plan generally is determined by the Administrator in accordance with the terms of the plan. The restricted stock units granted under this offer will be subject to a set vesting schedule. Each restricted stock unit will vest as follows:

•	None of the restricted stock units will be vested on the restricted stock unit grant date.

•	1/6th of the restricted stock units subject to the restricted stock unit grant will vest on December 1, 2008, and 1/6th of the restricted stock units subject to the restricted stock unit grant will vest every six (6) months thereafter, such that all restricted stock units granted in connection with this offer will be vested no later than June 1, 2011.

We expect the restricted stock unit grant date will be June 16, 2008. If the expiration date is extended, the restricted stock unit grant date will be similarly delayed.

•	Vesting on any date is subject to your continued active service to Limelight or one of its subsidiaries through each relevant vesting date.

•	After the restricted stock units vest, continued active service is not required to retain the common stock issued under the restricted stock units.

•	We will make minor modifications to the vesting schedule of any restricted stock units to eliminate fractional vesting (such that a whole number of restricted stock units will vest on each vesting date); this will be done by rounding up to the nearest whole number of restricted stock units that will vest on the first vesting date and, as necessary, rounding down on vesting dates thereafter, such that all restricted stock units granted in connection with this offer will be vested no later than June 1, 2011.

•	U.K. recipients and their employer must execute a joint election form prior to vesting to shift the employer’s national insurance contribution to the employee.

Restricted stock units which do not vest will be forfeited to Limelight.

Form of payout.

Restricted stock units granted under this offer and subsequently earned by a recipient will be paid out in shares of our common stock. Although not obligated to do so, Morgan Stanley shall automatically sell a sufficient number of shares of our common stock issued when restricted stock units vest to satisfy the withholding obligation and transfer the proceeds from such sale to the Company to satisfy the withholding obligation. In addition, Limelight reserves the right to automatically redeem a sufficient number of shares of our common stock issued when restricted stock units vest to satisfy the withholding obligation. For recipients in the U.K., Limelight intends to redeem shares at vesting sufficient to satisfy any income tax withholding and employees’ and employer’s national insurance contribution obligations.

Adjustments upon certain events.

Events Occurring Before the Restricted Stock Unit Grant Date.  Although we are not anticipating any such merger or acquisition, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the option plan under which they were granted and your option agreement. Further, if Limelight is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no restricted stock units in exchange for them. If Limelight is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new restricted stock units, including any adjustments to the purchase price and number of shares that will be subject to the restricted stock units. Under such circumstances, the type of security and the number of shares covered by your restricted stock unit award would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive restricted stock units covering more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the restricted stock units if no acquisition had occurred.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the completion of this option exchange program. Termination of your employment for this or any other reason before the restricted stock unit grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any restricted stock units or other benefit for your tendered options.

Events Occurring After the Restricted Stock Unit Grant Date.  If a change in our capitalization, such as a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, combination or other similar event, occurs after the restricted stock unit grant date, an appropriate adjustment will be made to the number, class and purchase price of shares subject to each restricted stock unit.

In the event of a merger or change in control of the Company, each outstanding award will be treated as the Administrator determines, including that each award be assumed or substituted for. The Administrator will not be required to treat all awards similarly in the transaction. In the event that the successor corporation, or the parent or subsidiary of the successor corporation, refuses to assume or substitute for the award, the participant will fully vest in and have the right to exercise all of his or her outstanding options or stock appreciation rights, including shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.

Transferability of restricted stock units.

Restricted stock units generally may not be transferred, other than by will or the laws of descent and distribution, unless the Administrator indicates otherwise in your restricted stock unit agreement. In the event of your death, any person who acquires the restricted stock units by bequest or inheritance may be issued the shares subject to the restricted stock units.

Registration and sale of shares underlying restricted stock units.

All of Limelight’s shares of common stock issuable upon the vesting of the restricted stock units has been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Limelight for purposes of the Securities Act, you will be able to sell the shares issuable upon receipt of your restricted stock units free of any transfer restrictions under applicable U.S. securities laws.

U.S. federal income tax consequences.

You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the restricted stock units and exchanged options, as well as the consequences of accepting or rejecting this offer. If you are a taxpayer of the United States, but are also subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

10.	Information concerning Limelight.

Our principal executive offices are located 2220 W. 14th Street, Tempe, Arizona 85281, and our telephone number is (602) 850-5000. Questions regarding this option exchange should be directed to the Company’s Human Resources representative, Kate Garcia, at:

Limelight Networks, Inc.
2220 W. 14th Street
Tempe, Arizona 85281
Tel: 602-850-5042
Fax: 602-850-5242
E-mail: kgarcia@llnw.com

Limelight is a provider of high-performance content delivery network services. We deliver content for traditional and emerging media companies, or content providers, including businesses operating in the television, music, radio, newspaper, magazine, movie, videogame and software industries. Using Limelight’s content delivery network, or CDN, content providers are able to provide their end-users with a high-quality media experience for rich media content including video, music, games, software and social media. As consumer demands for media content over the Internet has increased, and as enabling technologies such as broadband access to the Internet have proliferated, consumption of rich media content has become increasingly important to Internet end-users and therefore to the content providers that serve them. We developed our services and architected our network specifically to meet the unique demands content providers face in delivering rich media content to large audiences of demanding Internet end-users. Our comprehensive solution delivers content providers a high-quality, highly scalable, highly reliable offering at a low cost. We primarily derive income from the sale of services to customers executing contracts with terms of one year or longer, which we refer to as recurring revenue contracts or long-term contracts. These contracts generally commit the customer to a minimum monthly level of usage with additional charges applicable for actual usage above the monthly minimum.

The financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 2007 is incorporated herein by reference. Please see Section 17 of this Offer to Exchange entitled, “Additional information,” beginning on page 39 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

We had a book value per share of $2.17 on March 31, 2008.

11.	Interests of directors and executive officers; transactions and arrangements concerning the options.

A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. Our executive officers and members of our board of directors may not participate in this offer. As of May 15, 2008 our executive officers and directors (thirteen (13) persons) as a group held options unexercised and outstanding under our Plans to purchase a total of 4,052,500 of our shares, which represented approximately 37.9% of the shares subject to all options outstanding under our Plans as of that date.

The following table sets forth the beneficial ownership of each of our executive officers and directors of options under the Plans outstanding as of May 15, 2008. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock under our Amended and Restated 2003 Incentive Compensation Plan, which was 6,576,712 as of May 15, 2008, and our 2007 Equity Incentive Plan, which was 4,124,888 as of May 15, 2008. Our executive officers and the members of our board of directors are not eligible to participate in the offer.

			Percentage of
		Number of	Total
		Options	Outstanding
		Outstanding	Options
		Under	Under
Name	Position	the Plans	the Plans

Jeffrey W. Lunsford	President, Chief Executive Officer and Chairman	1,500,000	14.0%
Nathan F. Raciborski	Co-Founder, Chief Technical Officer and Director	650,000	6.1%
Michael M. Gordon	Co-Founder and Chief Strategy Officer	450,000	4.2%
Matthew Hale	Chief Financial Officer	105,000	*
David M. Hatfield	Senior Vice President of Worldwide Sales, Marketing and Services	925,000	8.6%
Philip C. Maynard	Senior Vice President, Chief Legal Officer and Secretary	250,000	2.3%
Walter D. Amaral	Director	67,500	*
Joseph H. Gleberman	Director	0	*
Fredric W. Harman	Director	0	*
Allan M. Kaplan	Co-Founder and Director	0	*
Douglas Lindroth	Director	52,500	*
Peter J. Perrone	Director	0	*
David C. Peterschmidt	Director	52,500	*

*	Less than 1%.

Although our directors and executive officers are not eligible to participate in this exchange offer, on May 13, 2008 the compensation committee of our board of directors approved certain new equity incentives for several of our executive officers in connection with the committee’s annual review of executive officer compensation. These incentives involved either the award of new restricted stock units or the exchange of a portion of such officer’s outstanding options for restricted stock units on terms similar to those of the employee exchange offer. The two executive officers who were given the opportunity to exchange a portion of their outstanding options for restricted stock units, Messrs. Hatfield and Maynard, elected to exchange all of their eligible options for restricted stock units. These individuals were not permitted to exchange the most recent options they received in February 2008. The beneficial ownership table above reflects aggregate option holdings prior to the effectiveness of these exchange transactions.

The following table summarizes these recent equity awards and exchange transactions involving our executive officers:

Name	Equity Compensation

Jeffrey W. Lunsford President, Chief Executive Officer and Chairman	No new equity awards were granted to Mr. Lunsford at this time.
Nathan F. Raciborski Co-Founder, Chief Technical Officer and Director	Mr. Raciborski received a grant of 337,500 restricted stock units with vesting terms substantially similar to the restricted stock units to be granted to employees pursuant to the exchange offer.
Michael M. Gordon Co-Founder and Chief Strategy Officer	Mr. Gordon received a grant of 200,000 restricted stock units with vesting terms substantially similar to the restricted stock units to be granted to employees pursuant to the exchange offer.
Matthew Hale Chief Financial Officer	No new equity awards were granted to Mr. Hale at this time.
David M. Hatfield Senior Vice President of Worldwide Sales, Marketing and Services	Mr. Hatfield exchanged 675,000 of his outstanding options for restricted stock units, whereby Mr. Hatfield received one restricted stock unit for every two exchanged options. Mr. Hatfield’s restricted stock unit award has vesting terms substantially similar to the restricted stock units to be granted to employees pursuant to the exchange offer with respect to 318,750 restricted stock units, and the remainder of his award vests according to the achievement of certain sales milestones.
Philip C. Maynard Senior Vice President, Chief Legal Officer and Secretary	Mr. Maynard exchanged 200,000 of his outstanding options for restricted stock units, whereby Mr. Maynard received one restricted stock unit for every two exchanged options, with vesting terms substantially similar to the restricted stock units to be granted to employees pursuant to the exchange offer.

To the best of our knowledge, no other directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options, restricted stock or other equity awards under our Amended and Restated 2003 Incentive Compensation Plan or our 2007 Equity Incentive Plan, or in transactions involving our common stock during the past sixty (60) days before and including May 15, 2008.

12.	Status of options acquired by us in the offer; accounting consequences of the offer.

Options that we acquire through the offer and that were granted under the Plans will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new awards under our 2007 Equity Incentive Plan. To the extent shares returning to these plans are not fully reserved for issuance upon receipt of the restricted stock units to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants, respectively, without further stockholder action, except as required by applicable law or the rules of the Nasdaq Global Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

As of January 1, 2006, we have adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), or SFAS 123R, on accounting for share-based payments. Under SFAS 123R, we will recognize the incremental compensation cost of the restricted stock units granted in the offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of each award of restricted stock units granted to employees in exchange for exchanged options, measured as of the date the restricted stock units are granted, over the fair value of the exchanged options, measured immediately prior to the cancellation. This incremental compensation cost will be recognized ratably over the vesting period of the restricted stock units. SFAS No. 123R requires us to develop an estimate of the number of share-based awards which will be forfeited due to employee turnover. Quarterly changes in the estimated forfeiture rate may have a significant effect on share-based payments expense, as the effect of adjusting the rate for all expense amortization is recognized in the period the forfeiture estimate is changed. If the actual forfeiture rate is higher than the estimated forfeiture rate, then an adjustment is made to increase the estimated forfeiture rate, which will result in a decrease to the expense recognized in the financial statements. If the actual forfeiture rate is lower than the estimated forfeiture rate, then an adjustment is made to decrease the estimated forfeiture rate, which will result in an increase to the expense recognized in the financial statements.

13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of restricted stock units as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue restricted stock units for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting restricted stock units on the restricted stock unit grant date, we will not grant any restricted stock units. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the restricted stock unit grant date we will not grant any restricted stock units and you will not receive any other benefit for the options you tendered and your eligible options will not be accepted for exchange.

14.	Material income tax consequences.

Material U.S. federal income tax consequences.

The following is a summary of the material U.S. federal income tax consequences of the exchange of options for restricted stock units pursuant to the offer for those eligible employees subject to U.S. federal income tax. This discussion is based on the United States Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or a resident of the United States, but are also subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Option holders who exchange outstanding options for restricted stock units generally will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

Restricted stock units.

If you are a U.S. taxpayer, you generally will not have taxable income at the time you are granted a restricted stock unit. Instead, you will recognize ordinary income as the shares subject to the restricted stock units vest and no longer can be forfeited, at which time Limelight will also generally have a tax withholding obligation. The amount of ordinary income you recognize will equal the fair market value of the shares on the vesting date, less the amount, if any, you paid for the shares. With regard to the shares issued pursuant to the restricted stock units granted under the offer, you will not have paid any amount for the shares as such amounts will be satisfied by your past services to Limelight. Although not obligated to do so, Morgan Stanley shall automatically sell a sufficient number of shares of our common stock issued when restricted stock units vest to satisfy the withholding obligation and transfer the proceeds from such sale to the Company to satisfy the withholding obligation. In addition, Limelight reserves the right to automatically redeem a sufficient number of shares of our common stock issued when restricted stock units vest to satisfy the withholding obligation. Any gain or loss you recognize upon the sale or exchange of shares that you acquire through a grant of restricted stock units generally will be treated as capital gain or loss and will be long-term or short-term depending upon how long you hold the shares.

We recommend that you consult your own tax advisor with respect to the federal, state, and local tax consequences of participating in the offer.

Nonstatutory stock options.

If you participate in this offer, your eligible options will be exchanged for restricted stock units. So that you are able to compare the tax consequences of new restricted stock units to that of your eligible options, we have included the following summary as a reminder of the tax consequences generally applicable to options under U.S. federal tax law.

Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise generally will be compensation income taxable to the option holder.

We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

Note that as a result of the American Jobs Creation Act of 2004 (referred to below as Section 409A) options amended in a certain manner or granted with an exercise price that was lower than the fair market value of the underlying shares at the time of grant (“discount options”) may be taxable to you before you exercise your option. The Treasury Department and the Internal Revenue Service have issued final regulations with respect to Section 409A, but the regulations do not provide final guidance with respect to the tax consequences of discount options. Based on currently available guidance, we believe that, in the tax year in which an option vests, eligible employees will have income recognition equal to the difference between the fair market value of the shares and the exercise price (the “spread”) and will be subject to the 20% penalty tax on the spread, plus interest charges. In addition, we believe that during each subsequent tax year (until the option is exercised or expires), eligible employees will be subject to additional annual income, penalty taxes, plus interest charges on any increase in value of the underlying stock. Finally, certain states have also adopted laws similar to Section 409A. Consequently, eligible employees also may incur additional taxes and penalties under state law provisions. For example, California has adopted a provision similar to Section 409A and thereby imposes a 20% tax with regard to discounted options (in addition to the federal 20% tax and any federal and state income taxes.

We recommend that you consult your own tax advisor with respect to the federal, state, and local tax consequences of participating in the offer.

If you participate in the offer and are subject to tax or social insurance contributions in Japan or the United Kingdom, please refer to Schedule C or D of this Offer to Exchange for a description of the tax and social insurance consequences that may apply to you.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

15.	Extension of offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Daylight Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option expires after commencement, but before cancellation under the offer, that particular option is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual cancellation date under the extended offer, that option would not be eligible for exchange.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five (5) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Daylight Time.

16.	Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

17.	Additional information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed, or expect to soon file, with the SEC before making a decision on whether to elect to exchange your options:

1. Our quarterly report on Form 10-Q for our quarter ended March 31, 2008, filed with the SEC on May 14, 2008;

2. Our annual report on Form 10-K for our fiscal year ended December 31, 2007, filed with the SEC on March 25, 2008;

3. The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on May 30, 2007 and any further amendment or report filed thereafter for the purpose of updating such description; and

4. The description of our common stock contained in our Registration Statement on Form S-1 filed with the SEC on March 22, 2007, as amended by our Registration Statements on Forms S-1/A filed on April 27, 2007, May 21, 2007, May 31, 2007 and June 6, 2007, and any further amendment or report filed thereunder for the purpose of updating such description.

These filings, our other annual, quarterly, and current reports, our proxy statement and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Limelight Networks, Inc., 2220 W. 14th Street, Tempe, Arizona 85281, Attention: Kate Garcia, Director of Human Resources or by telephoning her at 602-850-5042.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18.	Financial statements.

The financial information, including financial statements and the notes thereto, included in our annual report on Form 10-K for the fiscal year ended December 31, 2007 and our quarterly report on Form 10-Q for the three months ended March 31, 2008 are incorporated herein by reference. Attached as Schedule B to this Offer to Exchange is a summary of our financial information from our annual report on Form 10-K for our fiscal year ended December 31, 2007 and our quarterly report on Form 10-Q for the three months ended March 31, 2008. Additional financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.

19.	Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related option exchange program documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

Limelight Networks, Inc.

May 15, 2008

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF LIMELIGHT NETWORKS, INC.

The directors and executive officers of Limelight Networks, Inc. are set forth in the following table:

Name	Position

Jeffrey W. Lunsford	President, Chief Executive Officer and Chairman
Nathan F. Raciborski	Co-Founder, Chief Technical Officer and Director
Michael M. Gordon	Co-Founder and Chief Strategy Officer
Matthew Hale	Chief Financial Officer
David M. Hatfield	Senior Vice President of Worldwide Sales, Marketing and Services
Philip C. Maynard	Senior Vice President, Chief Legal Officer and Secretary
Walter D. Amaral	Director
Joseph H. Gleberman	Director
Fredric W. Harman	Director
Allan M. Kaplan	Co-Founder and Director
Douglas Lindroth	Director
Peter J. Perrone	Director
David C. Peterschmidt	Director

The address of each executive officer and director is:

Limelight Networks, Inc.
2220 W. 14th Street
Tempe, Arizona 85281

Our executive officers and members of our board of directors are not eligible to participate in this offer.

A-1

SCHEDULE B

SUMMARY FINANCIAL INFORMATION OF LIMELIGHT NETWORKS, INC.

								Limelight
								Networks,
	Limelight Networks, Inc.							LLC
							Four	Eight
							Months	Months
	Three Months Ended						Ended	Ended
	March 31,		Year Ended December 31,				December 31,	August 31,
	2008	2007	2007	2006	2005	2004	2003	2003
	In thousands, except per share amounts

Consolidated Statement of Operations Data:
Revenue	$30,202	$23,353	$103,111	$65,243	$21,303	$11,192	$1,677	$3,353
Cost of revenue:
Cost of services(1)	14,659	9,809	44,802	25,662	9,037	4,834	954	1,909
Depreciation — network	6,013	4,688	20,739	10,316	2,851	775	84	168

Total cost of revenue	20,672	14,497	65,541	35,978	11,888	5,609	1,038	2,077

Gross profit	9,530	8,856	37,570	29,265	9,415	5,583	638	1,277
Operating expenses:
General and administrative(1)	13,082	7,637	31,827	18,388	4,107	2,147	432	866
Sales and marketing(1)	8,142	3,018	25,462	6,841	3,078	2,078	345	689
Research and development(1)	1,590	1,285	5,504	3,151	462	231	51	101
Depreciation and amortization	247	137	857	226	100	69	13	25
Provision for litigation(3)	7,134	—	48,130	—	—	—	—	—

Total operating expenses	30,195	12,077	111,780	28,606	7,747	4,525	840	1,681

Operating income (loss)	(20,665)	(3,221)	(74,210)	659	1,668	1,058	(202)	(404)
Other income (expense):
Interest expense	(21)	(573)	(1,418)	(1,828)	(955)	(189)	(23)	(46)
Interest income	1,891	89	5,153	208	—	1	—	—
Other income (expense)	170	—	(144)	175	(16)	(48)	6	11

Total other income (expense)	2,040	(484)	3,591	(1,445)	(971)	(236)	(17)	(35)

Income (loss) before income taxes	(18,625)	(3,705)	(70,619)	(786)	697	822	(219)	(439)
Income tax expense (benefit)(2)	(183)	200	2,401	2,591	300	306	(17)	(34)

Net income (loss)	$(18,442)	$(3,905)	$(73,020)	$(3,377)	$397	$516	$(202)	$(405)

Net income (loss) allocable to common stockholders	$(18,442)	$(3,905)	$(73,020)	$(3,377)	$240	$317	$(607)	$—

Net income (loss) per common share:
Net income (loss) per common share — basic	$(0.22)	$(0.18)	$(1.26)	$(0.13)	$0.01	$0.01	$(0.02)	$—

Net income (loss) per common share — diluted	$(0.22)	$(0.18)	$(1.26)	$(0.13)	$0.01	$0.01	$(0.02)	$—

Weighted average shares used in calculating net income (loss) per common share-basic	82,623	21,945	57,982	25,597	34,737	34,688	34,618	—

Weighted average shares used in calculating net income (loss) per common share-diluted	82,623	21,945	57,982	25,597	40,526	38,957	38,420	—

(1)	Includes stock-based compensation as follows:

B-1

								Limelight
								Networks,
	Limelight Networks, Inc.							LLC
							Four	Eight
							Months	Months
	Three Months Ended						Ended	Ended
	March 31,		Year Ended December 31,				December 31,	August 31,
	2008	2007	2007	2006	2005	2004	2003	2003
	In thousands, except per share amounts

Cost of revenue	$507	$242	$1,489	$459	$—	$—	$—	$—
General and administrative	1,665	3,743	10,653	6,794	94	14	—	—
Sales and marketing	1,306	235	3,948	334	—	—	—	—
Research and Development	482	851	2,820	1,661	—	—	—	—

Total	$3,960	$5,071	$18,910	$9,248	$94	$14	$—	$—

(2)	In 2007 and 2006, approximately $10.5 million and $7.6 million, respectively, in stock-based compensation expense was not deductible for tax purposes by Limelight, which resulted in Limelight incurring income tax expense despite having generated a loss before income taxes in this period. Limelight expects to continue to incur non-deductible stock-based compensation expense in the future.

(3)	In February 2008, a jury returned a verdict in a patent infringement lawsuit filed by Akamai Technologies, Inc., or Akamai, and the Massachusetts Institute of Technology, or MIT, against Limelight, finding that Limelight infringed four claims of the patent at issue and rejecting Limelight’s invalidity defenses. The jury awarded Akamai an aggregate of approximately $45.5 million in lost profits, reasonable royalties and price erosion damages, plus pre-judgment interest estimated to be $2.6 million that the Company recorded in 2007. A final judgment has not yet been entered. Limelight is still pursuing a number of equitable defenses, and Limelight recently filed several motions seeking relief from the Court. For the three months ended March 31, 2008, the Company estimated its revenue from alleged infringing methods totaled approximately 54% of its total revenue. Applying the damage metric of approximately 43% to alleged infringing revenue, the Company recorded a potential additional damage liability totaling $6.9 million, plus additional interest of $0.2 million for the three month period ended March 31, 2008.

	Limelight Networks, Inc.
	March 31,	December 31,
	2008	2007	2006	2005	2004	2003
	(In thousands)

Consolidated Balance Sheet Data:
Cash and cash equivalents and marketable securities, current	$194,677	$197,097	$7,611	$1,536	$536	$97
Non-current marketable securities	32	87	285	355	—	—
Working capital (deficit)	142,672	154,501	14,596	(1,827)	(695)	(636)
Property and equipment, net	43,963	46,968	41,784	11,986	3,018	1,080
Total assets	268,037	273,428	74,424	19,583	5,718	2,127
Long-term debt, less current portion	—	—	20,461	8,809	461	—
Convertible preferred stock	—	—	45	7	7	3
Total stockholders’ equity	179,444	194,037	37,039	1,823	1,239	174

B-2

SCHEDULE C

GUIDE TO TAX ISSUES IN JAPAN

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Japan. This summary is based on the law in effect in Japan as of May 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Cancellation

The Japanese tax treatment of the cancellation of an outstanding option in exchange for restricted stock units is uncertain because there are no specific tax provisions related to such a cancellation. Tax authorities may assert that the voluntary exchange of options for restricted stock units is a taxable event and impose tax with respect to the exchange. Therefore, we recommend that you check with your personal tax advisor on the potential tax consequences of the offer.

Grant of Restricted Stock Units

As noted above, the cancellation of existing options in exchange for restricted stock units may be treated as a taxable exchange. If the authorities do not assert a taxable exchange, although the tax treatment of restricted stock units is uncertain in Japan, under the current practice of the tax authorities with respect to the grant of restricted stock units, you likely will not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units

You will likely be subject to income tax when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you on the date of vesting. If tax was imposed on the cancellation of options in exchange for restricted stock units, this tax assessment would affect the amount of income, if any, recognizable upon vesting of restricted stock units and issuance of shares, and you should consult your personal tax advisor regarding this issue.

Based on a recent decision of the Supreme Court of Japan on the taxation of stock options, this income will likely be characterized as “remuneration income” and taxed at your marginal tax rate. However, as there is a chance that this Supreme Court decision may not be applicable to the taxation of income realized under other employee equity awards, we recommend that you consult with your personal tax advisor to obtain more information on the income classification issue.

You likely will not be subject to social insurance contributions upon vesting of your restricted stock units.

Sale of Shares

When you subsequently sell any shares acquired under the Plan, you will be subject to capital gains tax. The taxable amount will be the difference between the sale price and the fair market value of the shares issued to you at vesting. You may be eligible for a reduced tax rate if certain conditions are met. Please consult your personal tax advisor to find out if you are eligible for a reduced rate.

C-1

Dividends

If a dividend is declared on Limelight common stock after you acquire shares under the Plan, you will be subject to tax in Japan on any dividends you receive. In addition, you will be subject to U.S. federal income tax withheld at source. You may be entitled to a tax credit in Japan for the U.S. federal income tax withheld.

Withholding and Reporting

Your employer is not required to withhold or report income tax on the income arising from the cancellation of the option or the grant or vesting of the restricted stock unit. You are responsible for reporting and paying any tax resulting from the cancellation of the option, grant and vesting of the restricted stock units, the sale of your shares and the receipt of any dividends and dividend equivalents.

Please note that the Japanese tax authorities are aware that employees of Japanese affiliates of U.S. companies may earn substantial income as a result of their participation in an equity incentive plan, and they are systematically auditing the tax returns of such employees to confirm that they have correctly reported the resulting income.

C-2

SCHEDULE D

GUIDE TO TAX ISSUES IN THE UNITED KINGDOM

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in the U.K. This summary is based on the law in effect in the U.K. as of May 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

Importantly, this information is given as a general guide to employees who are resident and ordinarily resident in the U.K. and is not intended as a substitute for you obtaining professional tax advice from your personal tax adviser. If you are resident but not ordinarily resident U.K. or are neither resident nor ordinarily resident U.K., the tax consequences to you may vary. Further, this information assumes that the restricted stock units you will receive may be settled in shares of common stock only. Tax laws and their interpretation may change and tax consequences may vary depending on your personal circumstances.

Option Cancellation

You will not be subject to tax as a result of the cancellation of existing options in exchange for the grant of restricted stock units.

Grant of Restricted Stock Units

You will not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units

You will subject to tax on the fair market value of the shares received at the time the restricted stock units vest. You also will be liable to pay employees’ and employer’s National Insurance Contributions (“NICs”) on the vested portion of the restricted stock units and will need to execute a joint election form with respect to the employer’s national insurance contributions. Please note that your agreement to pay the employer’s NICs is a term and condition of the restricted stock unit award which was not a term and condition to your option grant. This difference should be considered and discussed with your tax advisor when making the election to exchange your options.

Sale of Shares

When you subsequently sell any shares acquired under the Plan, you may be subject to capital gains tax. The gain will be the difference between the sale price and the fair market value of the shares at vesting. You will only subject to capital gains tax in any tax year if your capital gain exceeds the annual exemption amount (£9,600 for the tax year 6 April 2008 to 5 April 2009).

For shares sold on or after 6 April 2008, any capital gain will be subject to tax at a flat rate of 18% (as taper relief no longer applies).

Dividends

If a dividend is declared on Limelight common stock after you acquire shares under the Plan, you will be subject to tax in the UK on any dividends you receive. In addition, you will be subject to U.S. federal income tax withheld at source. You may be entitled to a tax credit in the UK for the U.S. federal income tax withheld.

Withholding and Reporting

Your employer is required to calculate income tax and employees’ and employer’s NICs and account for these amounts to Her Majesty’s Revenue & Customs (“HMRC”) when the restricted stock units vest and shares are issued

D-1

to you. Your employer will withhold any applicable income tax and NICs by redeeming a sufficient number of shares of common stock issued at vesting to satisfy the obligation or by withholding from salary or from the proceeds of the sale of shares.

You must reimburse your employer for any income tax due (in excess of the amount withheld from redeemed shares, the proceeds of any shares sold at vesting or from your salary) within 90 days of vesting. If you do not reimburse your employer for the income tax paid on your behalf within 90 days of vesting, you will be deemed to have received a benefit in kind equal to the amount of income tax due which will give rise to further income tax and NICs liability. Your employer is not required to withhold income tax on the benefit in kind, and you must report the benefit in your self-assessment tax return for the tax year in which the liability occurs and pay any applicable tax.

Your employer is also required to report the grant and vesting of the restricted stock units, the acquisition of shares, the receipt of any dividend equivalents and the tax withheld on its annual tax returns filed with HMRC.

In addition to your employer’s reporting obligations, you are responsible for reporting any income resulting from the vesting of the restricted stock units, the sale of your shares and the receipt of any dividends or dividend equivalents on your annual tax return. You are also responsible for paying any tax resulting from the sale of your shares and the receipt of any dividends.

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